Exhibit 10.85

EXECUTION VERSION

CLASS B UNIT PURCHASE AGREEMENT

between

CLEAN COAL SOLUTIONS, LLC

and

GSFS INVESTMENTS I CORP.

dated

May 27, 2011

TABLE OF CONTENTS

Section 1.	DEFINITIONS	1

Section 2.	AUTHORIZATION AND PURCHASE AND SALE OF CLASS B UNITS	1
2.1	Authorization	1
2.2	Purchase and Sale	1

Section 3.	CLOSING	1

Section 4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	2
4.1	Organization, Good Standing, and Qualification	2
4.2	Subsidiaries of the Company	2
4.3	Capitalization and Voting Rights	3
4.4	Authority; Non-contravention; Governmental Authorization	4
4.5	Valid Issuance of Securities	5
4.6	Financial Statements	6
4.7	Undisclosed Liabilities	6
4.8	Accounts Receivable	6
4.9	Conduct of Business	7
4.10	Litigation	7
4.11	Proprietary Assets	7
4.12	Compliance with Legal Requirements; Governmental Authorizations	8
4.13	No Registration Rights	9
4.14	Assets and Liens; Facilities	9
4.15	Real Property	10
4.16	Benefit Plans	10
4.17	Taxes	11
4.18	Material Contracts	12
4.19	Labor Agreements and Actions; Employees	13
4.20	Environmental Matters	14
4.21	Related Party Transactions	15
4.22	Insurance	15
4.23	Payments; Foreign Corrupt Practices Act; U.S. Export and Sanctions Laws	16
4.24	No Brokers; No Finder’s Fees	17
4.25	Investment Company	17
4.26	Section 45 Credit	17
4.27	Disclosure	17

Section 5.	REPRESENTATIONS, WARRANTIES, AND CERTAIN AGREEMENTS OF THE INVESTOR	18
5.1	Organization, Good Standing, and Qualification	18
5.2	Authority; Non-contravention	18
5.3	Purchase for Own Account	18
5.4	Exempt Offering	19

i

5.5	Investment Experience; Investigation	19
5.6	Accredited Investor Status	19
5.7	Restricted Securities	19
5.8	Further Limitations on Disposition	19
5.9	Legends	20
5.10	No Brokers; No Finder’s Fees	20

Section 6.	CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT CLOSING	21
6.1	Representations and Warranties	21
6.2	Performance	21
6.3	Consents and Waivers	21
6.4	Securities Exemptions	21
6.5	Proceedings and Documents	21
6.6	Opinion of Company’s Counsel	21
6.7	Restated Operating Agreement	22
6.8	Exclusive Right to Lease	22
6.9	Guarantees	22
6.10	Legal Investment	22
6.11	Due Diligence	22

Section 7.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING	22
7.1	Representations and Warranties	22
7.2	Performance	22
7.3	Consents and Waivers	22
7.4	Securities Exemptions	22
7.5	Restated Operating Agreement	23
7.6	Legal Investment	23

Section 8.	INDEMNIFICATION; COVENANTS AND ADDITIONAL AGREEMENTS	23
8.1	Indemnification	23
8.2	Survival of Representations, Warranties, Covenants and Agreements	27
8.3	Use of Proceeds	28
8.4	Other Agreements and Covenants	28
8.5	Tax Matters	29

Section 9.	GENERAL PROVISIONS	29
9.1	Disclosure Schedule	29
9.2	Confidentiality	29
9.3	Binding Effect; Third Parties	30
9.4	Governing Law	30
9.5	Counterparts	31
9.6	Headings; Construction	31
9.7	Notices	31
9.8	Expenses and Obligations	32

ii

9.9	Amendment, Modification, and Waiver	32
9.10	Severability	33
9.11	Entire Agreement	33
9.12	Further Acts	33
9.13	Delays or Omissions	33
9.14	Assignment	33
9.15	No Commitment for Additional Financing	33

iii

CLASS B UNIT PURCHASE AGREEMENT

This Class B Unit Purchase Agreement (this “Agreement”) is dated as of May 27, 2011 and is by and between Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”), and GSFS Investments I Corp., a Delaware corporation (the “Investor”).

RECITALS

The Company desires to sell and issue to the Investor, and the Investor desires to purchase and acquire from the Company, Class B Units of the Company, and the Company and the Investor desire to enter into the other agreements and consummate the other transactions contemplated by this Agreement, in each case on the terms and subject to the conditions of this Agreement and such other agreements.

In consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

Section 1. DEFINITIONS. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definition of such term in this Agreement.

Section 2. AUTHORIZATION AND PURCHASE AND SALE OF CLASS B UNITS.

2.1 Authorization. On or prior to the Closing, the Company shall authorize the issuance and sale, on the terms and subject to the conditions of this Agreement, of up to fifteen and fifteen-nineteenths (15 15/19) Class B Units, each having the relative rights, powers, restrictions, and liabilities set forth in the Second Amended and Restated Operating Agreement of the Company in the form attached to this Agreement as Exhibit B (the “Restated Operating Agreement”), which Restated Operating Agreement will, when executed and delivered by the parties thereto, replace in its entirety the Company’s Amended and Restated Operating Agreement, dated as of November 3, 2006 (as amended to date, the “Existing Operating Agreement”).

2.2 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue, sell, and deliver to the Investor, and the Investor shall purchase from the Company, the number of Class B Units set forth next to the Investor’s name on Exhibit C under the column titled “Number of Class B Units” at a price of $3,800,000 per Class B Unit for a total purchase price equal to the amount set forth next to the Investor’s name on Exhibit C under the column titled “Total Purchase Price” (the “Purchase Price”) The Class B Units purchased and sold on the terms and subject to the conditions of this Agreement are collectively referred to in this Agreement as the “Securities.”

Section 3. CLOSING. The purchase and sale of the Securities will take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103 on the date of this Agreement at such time as agreed upon by the Company and the Investor or at such other date, time, and place as the Company and the Investor agree upon (which date, time, and place are referred to in this Agreement as the “Closing”). At the Closing, the Company shall update Exhibit A to the Restated Operating Agreement to reflect the issuance of the Securities to Investor against payment of the Purchase Price for the Securities, the Purchase Price to be paid by wire transfer of immediately available funds to an account designated by the Company.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure schedule (with specific reference to the subsection of this Section 4 to which the information stated in such disclosure schedule relates) delivered by the Company to the Investor on the Closing Date (the “Disclosure Schedule”), the Company hereby represents and warrants to the Investor as of immediately prior to Closing as follows:

4.1 Organization, Good Standing, and Qualification.

(a) The Company has been duly formed and organized as a limited liability company, and is validly existing and in good standing, under the laws of the State of Colorado. The Company has all requisite limited liability company power and authority to use its name, to own and operate its properties and assets, and to carry on its business as currently conducted and as presently proposed to be conducted. The Company is presently registered or qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction listed in Section 4.1(a) of the Disclosure Schedule. The Company is not required to be registered or qualified to do business as a foreign limited liability company in any other jurisdiction, except where the failure to be so registered or qualified would not be reasonably expected to have a Material Adverse Effect.

(b) The Company has delivered to the Investor and the Investor’s legal counsel true, correct, and complete copies of the Company’s articles of organization, as amended to date, the Existing Operating Agreement, and all minutes of all meetings of the Company’s members and managers and all committees thereof.

4.2 Subsidiaries of the Company.

(a) Section 4.2(a)(i) of the Disclosure Schedule sets forth a true, correct, and complete list of each Subsidiary of the Company. Except as set forth in Section 4.2(a)(ii) of the Disclosure Schedule, the Company is a member of and owns, free and clear of all Liens, 95% of all of the interests in or other securities of any kind of each such Subsidiary, ADA is a member of and owns 2.5% of all of the interests in or other securities of any kind of each such Subsidiary, and NexGen is a member of and owns 2.5% of all of the interests in or other securities of any kind of each such Subsidiary. With respect to each Subsidiary of the Company, (i) the Sharing Ratio (as defined in the applicable Subsidiary’s operating agreement, as amended to date) of the Company is 95%, the Sharing Ratio (as defined in the applicable Subsidiary’s operating agreement, as amended to date) of ADA is 2.5%, and the Sharing Ratio (as defined in the applicable Subsidiary’s operating agreement, as amended to date) of NexGen is 2.5%, and (ii) the initial cash contribution made by the Company to such Subsidiary was $950.00, the initial cash contribution made by ADA to such Subsidiary was $25.00, and the initial cash contribution made by NexGen to such Subsidiary was $25.00, and no other Person has made a cash contribution to such Subsidiary. All of the outstanding interests in or other securities of any kind of each such Subsidiary are duly authorized, validly issued and fully paid. Except for the Company, ADA, and NexGen, there are no members of any Subsidiary of the Company. There are no outstanding securities or rights (including options, warrants, or similar rights) exercisable or exchangeable for or convertible into interests in or other securities of any kind of any Subsidiary of the Company. Except as set forth in Section 4.2(a)(iii) of the Disclosure Schedule, except for the interests in the Subsidiaries set forth in Section 4.2(a)(i) of the Disclosure Schedule, the Company does not own and has never owned, directly or indirectly, of record or beneficially, any capital stock of or other equity or voting interests in any Person.

(b) Each Subsidiary of the Company has been duly formed and organized as a limited liability company, and is validly existing and in good standing, under the laws of the State of Colorado. Each Subsidiary of the Company has all requisite limited liability company power and authority to use its name, to own and operate its properties and assets, and to carry on its business as currently conducted and as presently proposed to be conducted. Each Subsidiary of the Company has been duly formed as a manager-managed limited liability company under the Colorado Limited Liability Company Act, and the Company is the sole manager of each such Subsidiary. Each Subsidiary of the Company is presently registered or qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction listed in Section 4.2(b) of the Disclosure Schedule. No Subsidiary of the Company is required to be registered or qualified to do business as a foreign limited liability company in any other jurisdiction, except where the failure to be so registered or qualified would not be reasonably expected to have a Material Adverse Effect.

(c) With respect to each Subsidiary of the Company, the Company has delivered to the Investor and the Investor’s legal counsel a true, correct, and complete copy of the articles of organization, as amended to date, and the operating agreement, as amended to date, of such Subsidiary.

4.3 Capitalization and Voting Rights.

(a) Interests in the Company are represented by and issued in the form of Units. Except for 50 issued and outstanding Units held of record by ADA and 50 issued and outstanding Units held of record by NexGen, there are no issued and outstanding Units. All of the issued and outstanding Units are Voting Units (as defined in the Existing Operating Agreement) and none are Non-voting Units (as defined in the Existing Operating Agreement). All of the issued and outstanding Units have been duly authorized, are validly issued and fully paid, and were issued in compliance with all applicable Legal Requirements. Except as set forth in Section 4.3(a) of the Disclosure Schedule and the issued and outstanding Units, there are no interests in or other securities of any kind of the Company, or any securities or rights (including options, warrants, or similar rights) exercisable or exchangeable for or convertible into interests in or other securities of any kind of the Company, authorized, issued, or outstanding, and there are no Contracts related to any of the foregoing. Upon the Closing, the Units outstanding immediately prior to Closing will be cancelled and exchanged for Class A Units of the Company in accordance with the Restated Operating Agreement, and the rights, powers, restrictions, and liabilities of the Units issued and outstanding following the Closing will be set forth in the Restated Operating Agreement.

(b) The Company has fully satisfied (including with respect to rights of timely notification), or obtained enforceable waivers in respect of, all preemptive or similar rights (including those set forth in the Existing Operating Agreement) directly or indirectly affecting, or exercisable in connection with, the issuance of the Securities. Except as set forth in Section 4.3(b) of the Disclosure Schedule, no interests in or securities of the Company, or interests in or securities of the Company issuable upon the exercise, exchange, or conversion of securities or rights (including options, warrants, or similar rights) of the Company, are subject to any preemptive rights, rights of first refusal, or other rights to purchase such interests or securities (whether in favor of the Company or any other Person) pursuant to any Contract or otherwise.

(c) Section 4.3(c) of the Disclosure Schedule sets forth the true, correct, and complete capitalization of the Company as of immediately following the Closing, including the number of issued and outstanding Units and the holders thereof, each Sharing Ratio (as defined in the Restated Operating Agreement), and each contribution to the Company in exchange for Units or other interests in the Company, the amount and kind of each such contribution, the date of each such contribution, and the Person from whom each such cash contribution was received.

(d) Except as set forth in Section 4.3(d) of the Disclosure Schedule, and except for the Existing Operating Agreement and the Term Sheet, the Company is not a party or subject to any Contract, and there is no Contract between any Persons, that affects or relates to the voting or giving of written consents with respect to any Unit or other interest in or security of the Company or by any manager or member of the Company.

4.4 Authority; Non-contravention; Governmental Authorization.

(a) The Company has the requisite limited liability company power and authority to execute and deliver the Transaction Agreements, to consummate the transactions contemplated thereby, and to comply with the provisions of the Transaction Agreements. The execution, delivery, and performance of the Transaction Agreements by the Company, the consummation by the Company of the transactions contemplated thereby, and the compliance by the Company with the provisions of the Transaction Agreements have been duly authorized by all necessary limited liability company action on the part of the Company and its managers and members, and no other limited liability company proceedings on the part of the Company or its managers or members are necessary to authorize the Transaction Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by the Investor, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) as may be limited by the effect of rules of law governing the availability of equitable remedies.

(b) The execution and delivery of the Transaction Agreements, the consummation of the transactions contemplated thereby, and the compliance by the Company with the provisions of the Transaction Agreements do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation, or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated, or guaranteed rights or entitlements under, any provision of (i) the Company’s articles of organization, as amended to date, the Existing Operating Agreement, or the articles of organization, as amended to date, or the operating agreement, as amended to date, of any of the Company’s Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, purchase order, or other Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is subject, or (iii) any Legal Requirement or Order, in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, losses, Liens, or entitlements that individually or in the aggregate has not had and would not reasonably be expected to (A) have a Material Adverse Effect or affect the Investor in a material and adverse manner, (B) impair in any material respect the ability of the Company to perform its obligations under the Transaction Agreements, or (C) prevent or materially impede, interfere with, hinder, or delay the consummation of any of the transactions contemplated by the Transaction Agreements.

(c) No Governmental Authorization nor any approval, consent, ratification, waiver, or other appropriate authorization of any Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of the Transaction Agreements, the consummation of the transactions contemplated thereby, or the compliance with the provisions of the Transaction Agreements, except for such Governmental Authorizations or such approvals, consents, ratifications, waivers, or other appropriate authorizations of such other Persons the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (i) have a Material Adverse Effect or affect the Investor in a material and adverse manner, (ii) impair in any material respect the ability of the Company to perform its obligations under the Transaction Agreements, or (iii) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by the Transaction Agreements. The Company has obtained effective written waivers of any rights of first refusal, rights of first offer, or other similar rights of any Person that would be applicable to the transactions contemplated by the Transaction Agreements. The Company has delivered to the Investor and the Investor’s legal counsel true, correct, and complete copies of any filing made by the Company or any of its Subsidiaries with any Governmental Body in connection with the Transaction Agreements or the transactions contemplated thereby.

(d) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any Contract that, as of the Closing, contains non-competition provisions that will be binding upon the Investor or its Affiliates.

4.5 Valid Issuance of Securities. The Securities, when issued and paid for as provided in this Agreement, will be duly authorized, validly issued and fully paid, and will be free of any and all Liens or restrictions on transfer (other than those created by the Transaction Agreements and applicable state or federal securities laws). Based in part on the representations and warranties made by the Investor in Section 5, the offer and sale of the Securities is exempt from the registration and prospectus delivery requirements of the Securities Act. The Company has not taken any action that would cause the issuance, sale, and delivery of the Securities to constitute a violation of the Securities Act or any applicable state securities laws.

4.6 Financial Statements.

(a) Section 4.6(a) of the Disclosure Schedule sets forth (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 (the “2010 Balance Sheet”), and the related consolidated statement of operations, consolidated statement of Members’ equity, and consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year ended on December 31, 2010 (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2011, and the related unaudited consolidated statement of operations, consolidated statement of Members’ equity, and consolidated statement of cash flows of the Company and its Subsidiaries for the four month period then ended (collectively, the “Unaudited Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) are true, correct, and complete, (ii) were derived from and have been prepared in accordance with the underlying books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods covered thereby, except that the Unaudited Interim Financial Statements may not contain all footnotes required by GAAP and are subject to normal year-end audit adjustments, and (iv) fairly and accurately present the assets, liabilities (including all reserves), and financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations, members’ (deficit) equity, and changes in cash flows of the Company and its Subsidiaries for the periods then ended. There were no changes in the method of application of the Company’s accounting policies or changes in the method of applying the Company’s use of estimates in the preparation of the Unaudited Interim Financial Statements as compared with the Audited Financial Statements.

4.7 Undisclosed Liabilities. Except as set forth in the Audited Financial Statements, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, either accrued, contingent, unasserted, or otherwise (whether or not required to be reflected on a balance sheet in accordance with GAAP), and whether due or to become due, other than liabilities or obligations incurred since the date of the Audited Financial Statements in the ordinary course of business consistent with past practice and similar in character and amount to the liabilities and obligations set forth on the Audited Financial Statements.

4.8 Accounts Receivable. All of the Company’s accounts receivable are bona fide, arose in the ordinary course of business, and are, to the Company’s Knowledge, collectible in the ordinary course of business. No Person has any Lien on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable. No such accounts receivable, or any accounts receivable or revenues reflected on the Financial Statements, have arisen as the result of prepaid services, goods sold on consignment, on approval, or on a sale or return basis or subject to any other repurchase, return, or prepayment arrangement.

4.9 Conduct of Business. Except as set forth in Section 4.9 of the Disclosure Schedule, since the date of the Audited Financial Statements, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and only in a manner consistent with past practice and there has not been (a) any Material Adverse Effect or, to the Company’s Knowledge, any state of facts, change, development, effect, or occurrence that could reasonably be expected to result in a Material Adverse Effect, (b) any material change in financial or Tax accounting methods, principles, or practices by the Company or any of its Subsidiaries, or (c) any revaluation by the Company or any of its Subsidiaries of any of their assets. Since the date of the Audited Financial Statements, each of the Company and its Subsidiaries has continued all pricing, sales, receivables, payables, or inventory production practices in accordance with GAAP and in the ordinary course of business consistent with past practice.

4.10 Litigation. There is no Action pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries or any of their respective activities, properties, or assets or against any of their officers, managers, or employees in connection with such officer’s, manager’s, or employee’s relationship with, or actions taken on behalf of, the Company or its Subsidiaries. Neither the Company nor its Subsidiaries is a party to or subject to the provisions of any Order of any Government Body, and there is no Action by the Company or its Subsidiaries currently pending or that the Company or its Subsidiaries intend to initiate.

4.11 Proprietary Assets.

(a) Section 4.11(a) of the Disclosure Schedule sets forth a true, correct, and complete list of all patents, patent applications, trademarks and service marks, trademark and service mark applications and registrations, trade names, copyright registrations, and licenses currently owned or used by the Company or its Subsidiaries or necessary for the conduct of their businesses as currently conducted, as well as any Contract under which the Company or its Subsidiaries has access to any intellectual property used by the Company or its Subsidiaries (the “Proprietary Assets”). The Company owns, or has the right to use (without additional license fees or royalties except as set forth in Section 4.11(a) of the Disclosure Schedule) under the Contracts or upon the terms described in Section 4.11(a) of the Disclosure Schedule, all of the Proprietary Assets and has used its commercially reasonable efforts to protect the Proprietary Assets. Except as set forth in Section 4.11(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by or a party to any Contract of any kind with respect to the Intellectual Property Rights of any other Person. The business as currently conducted by the Company and its Subsidiaries does not cause the Company or its Subsidiaries to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how, or other intellectual property rights (“Intellectual Property Rights”) of any other Person. Neither the Company nor its Subsidiaries has received any written notice that their businesses or their use of the Proprietary Assets is infringing the Intellectual Property Rights of any other Person.

(b) No manager or officer of the Company or its Subsidiaries owns any rights in any Intellectual Property Rights directly or indirectly competitive with those owned (or purported to be owned) by the Company or its Subsidiaries or derived by such Person from or in connection with the conduct of the Company’s or its Subsidiaries’ business. It is not necessary to use any inventions or works of authorship of any employees of the Company or its Subsidiaries (or persons the Company or its Subsidiaries currently intend to hire) made outside of their employment by the Company or its Subsidiaries. Except as set forth in Section 4.11(b)(i) of the Disclosure Schedule, the Company has obtained from all of the officers of the Company and its Subsidiaries and all of the developers of the Proprietary Assets that are owned by the Company or its Subsidiaries assignments to all inventions developed or conceived by such Persons during their association or within the scope of their employment, respectively, with the Company or its Subsidiaries and relating to their businesses. Except as set forth in Section 4.11(b)(ii) of the Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other Person and is not bound by any Contract that may impair the Company’s rights to develop, manufacture, assemble, distribute, market, or sell its products.

(c) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has violated or infringed, and is currently not violating or infringing, any Intellectual Property Rights of any other Person.

4.12 Compliance with Legal Requirements; Governmental Authorizations. The Company is not in violation of or default on any provisions of its articles of organization, as amended to date, or the Existing Operating Agreement. Each of the Company and its Subsidiaries and their respective properties, assets, businesses, and operations have been and are being operated and have been and are in compliance with all Legal Requirements and Orders applicable to their properties, assets, businesses, or operations. Neither the Company nor any of its Subsidiaries has received a written notice or other written communication alleging a possible violation of any Legal Requirement or Order applicable to its properties, assets, businesses, or operations and no such written notice, communication, or allegation has been threatened in writing. Each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for them to own, lease, or operate their respective properties and assets and to carry on their respective businesses as currently conducted, and all such Governmental Authorizations are listed in Section 4.12 of the Disclosure Schedule (the “Scheduled Governmental Authorizations”). Each of the Scheduled Governmental Authorizations is in full force and effect, and neither the Company nor any of its Subsidiaries has received a written notice or other written communication alleging a possible violation of, or default (with or without notice or lapse of time, or both) under, any of the Scheduled Governmental Authorizations. To the Company’s Knowledge, there is no event that would reasonably be expected to result in the revocation, cancelation, non-renewal, or adverse modification of any of the Scheduled Governmental Authorizations, and the transactions contemplated by the Transaction Agreements will not cause the revocation, cancelation, non-renewal, or adverse modification of any of the Scheduled Governmental Authorizations. The Company or one of its Subsidiaries, as applicable, is entitled to or has rights under each Scheduled Governmental Authorization. The Company has furnished to the Investor and the Investor’s legal counsel true, correct, and complete copies of each of the Scheduled Governmental Authorizations. All fees and other payments due and owing in connection with the Scheduled Governmental Authorizations have been paid in full and in a timely manner. To the Company’s Knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans that could reasonably be expected to (a) interfere with or prevent compliance or continued compliance by the Company or any of its Subsidiaries with any import/export Legal Requirements governing the Company’s or its Subsidiaries’ present and currently contemplated future operations or with any Legal Requirement, Order, notice, or demand letter issued, entered, promulgated, or approved thereunder, (b) give rise to any liability of the Company or any of its Subsidiaries under any import/export Legal Requirement governing the Company’s or its Subsidiaries’ past, present, and currently contemplated future operations, or (c) otherwise form a valid basis of any Action based on or related to the import or export of goods or services (including any basis relating to the encryption of the Company’s or its Subsidiaries’ products), and, to the Company’s Knowledge, no such events, conditions, circumstances, activities, practices, incidents, actions, or plans could reasonably be expected to arise in the future. Neither the Company nor any of its Subsidiaries is directly engaged in insurance, banking and financial services, telecommunications, public utility businesses, or any other regulated businesses.

4.13 No Registration Rights. Neither the Company nor any of its Subsidiaries is under any obligation to register under the Securities Act any securities or any securities issuable upon exercise or conversion of any securities, nor is the Company or any of its Subsidiaries obligated to register or qualify any such securities under any applicable state securities or blue-sky laws.

4.14 Assets and Liens; Facilities.

(a) The Company and its Subsidiaries own, have, and following the Closing will have, good and marketable title to, or a leasehold interest in, the assets of the Company and the Subsidiaries, which assets include all real and personal property necessary to conduct the business and operations of the Company and its Subsidiaries as presently conducted and as currently proposed to be conducted, other than assets, including without limitation all equipment and related materials, to be used in connection with Refined Coal production facilities not in place as of the date hereof. All of the personal property owned or leased by the Company or its Subsidiaries is in good and technically sound operating condition and repair, normal wear and tear excepted, is suitable for the purposes for which it is now being used, and has been maintained in a manner consistent with generally accepted industry standards. Each lease included in the assets of the Company is a valid and binding obligation of the Company and is in full force and effect, and neither the Company nor its Subsidiaries is and, to the Company’s Knowledge, no other party is, in default under any such lease. Except as set forth in Section 4.14(a) of the Disclosure Schedule, all of the Company’s assets are free and clear of all Liens.

(b) All of the equipment, machinery, and facilities that are included in the Facilities are in good operating condition and have been maintained in accordance with good operating practices, including the manufacturer’s recommendations. The equipment, machinery, and facilities that are included in the Facilities are fully functional and constitute all equipment, machinery, and facilities needed to produce Refined Coal. No warranty claim has been made by the Company or any of its Subsidiaries on the equipment, machinery, and facilities that are included in the Facilities. Except as set forth in Section 4.14(b) of the Disclosure Schedule, since the Facilities have become operational, there have been no material repairs made to the Facilities.

4.15 Real Property. Neither the Company nor any of its Subsidiaries own, and none of them have ever owned, any real property. Section 4.15 of the Disclosure Schedule sets forth a true, correct, and complete list of all parcels of real property leased, subleased, operated by, or otherwise used or occupied by the Company or its Subsidiaries (the “Leased Real Property”). The Company or one of its Subsidiaries has a valid leasehold interest in, or other right to occupy or use, each parcel of Leased Real Property. The Company has delivered to the Investor and the Investor’s legal counsel complete copies of all leases, guaranties, subleases, and other Contracts for the leasing, subleasing, operating, use or occupancy of the Leased Real Property. The Company and its Subsidiaries have complied with, and are in compliance with, all of their material obligations in connection with the Leased Real Property. Neither the Company nor any of its Subsidiaries have received any written termination notice or notice asserting any alleged overdue and unpaid material liability in connection with the Leased Real Property and, to the Company’s Knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such notice. The Leased Real Property is in good operating condition and repair, and is available for use in and sufficient for the purposes and current demands of the business and operation of the Company and its Subsidiaries as currently conducted. To the Company’s Knowledge, except as set forth in Section 4.15 of the Disclosure Schedule, the Company will be able to renew or otherwise extend each lease, guaranty or sublease to which each parcel of Leased Real Property is subject, in each case on commercially reasonable terms.

4.16 Benefit Plans. Section 4.16 of the Disclosure Schedule lists all pension, retirement, profit sharing, stock, bonus, incentive, deferred compensation, severance, change of control, welfare, fringe benefit, or employee benefit plan, practice, or arrangement sponsored, maintained, or contributed to by the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries has any liability (direct, indirect, contingent, prospective or otherwise) as of the Closing (the “Company Benefit Plans”). Except as set forth on Section 4.16 of the Disclosure Schedule:

(a) all Company Benefit Plans have been maintained and operated in all material respects in accordance with all Legal Requirements applicable thereto and the terms and conditions of their governing documents;

(b) all contributions and funding due and owing respecting the Company Benefit Plans have been timely made;

(c) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (an “ERISA Pension Plan”), nor has any ERISA Pension Plan been maintained or contributed to within six years prior to Closing by the Company, any Subsidiary of the Company, or any Controlled Entity;

(d) no Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has any Multiemployer Plan or Multiple Employer Plan ever been maintained or contributed to by the Company, any Subsidiary of the Company, or any Controlled Entity; and

(e) except for continuation coverage as required by Section 4980B of the Code or any similar applicable law, no Company Benefit Plan provides any life, health, medical, or other welfare benefits to former employees or beneficiaries or dependents thereof. Each Company Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(f) The transactions contemplated by this Agreement will not cause the acceleration or vesting or payment of any benefits under any Company Benefit Plan and shall not otherwise accelerate or increase any liability of the Company under any Company Benefit Plan.

4.17 Taxes. Except as set forth on Section 4.17 of the Disclosure Schedule:

(a) all Tax Returns required to be filed by or with respect to the Company, its Subsidiaries, and the ownership or operation of the assets of the Company or its Subsidiaries have been duly filed and each such Tax Return is true, correct, and complete in all material respects;

(b) all Taxes owed by the Company or its Subsidiaries or for which the Company or its Subsidiaries may be liable that are or have become due have been paid in full;

(c) there are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure to pay any Tax other than Liens for Taxes not yet due and payable;

(d) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all material respects;

(e) there is no claim pending by any Governmental Body in connection with any Tax owing by the Company, and no assessment, deficiency, or adjustment has been asserted, or to the Company’s Knowledge, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to the Company or its Subsidiaries;

(f) no Tax audits, examinations or inquiries or investigations are being conducted with respect to the Company, its Subsidiaries, or any of their assets by any Governmental Body, and no written notice of any such event has been received;

(g) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return of the Company or its Subsidiaries or the assessment or collection of any Tax from the Company or its Subsidiaries;

(h) neither the Company nor any Subsidiary of the Company is a party to any Tax indemnity, allocation, or sharing arrangement;

(i) the Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local, or foreign Tax law), or as a transferee or successor, or by contract or otherwise;

(j) no claim has been made by any Governmental Body in a jurisdiction where the Company or a Subsidiary of the Company does not file a Tax Return that the Company (or a Subsidiary of the Company) is or may be subject to taxation in that jurisdiction;

(k) the Company is currently treated, and has been treated since formation, as a partnership for federal income tax purposes and has not made an election to be treated as an association taxable as a corporation for federal income tax purposes and each Subsidiary of the Company is currently treated, and has been treated since formation, as a partnership or disregarded entity for federal income tax purposes and has not made an election to be treated (or defaulted into classification) as an association taxable as a corporation for federal income tax purposes;

(l) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or its Subsidiaries following the Closing;

(m) all of the property of the Company and its Subsidiaries that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing and no portion of the property of the Company constitutes omitted property for property tax purposes; and

(n) neither the Company nor any of its Subsidiaries has participated in any transaction that is or is substantially similar to a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or any other transaction requiring disclosure under Treasury Regulation Section 1.6011-4.

4.18 Material Contracts.

(a) Other than Contracts existing as of the Closing between the Company or a Subsidiary of the Company, on one hand, and Investor or an Affiliate of Investor, on the other hand, Section 4.18 of the Disclosure Schedule sets forth a true, correct, and complete list of all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, that are material to the business, operations, financial condition, or results of operations of the Company or any of its Subsidiaries (such Contracts listed on Section 4.18 of the Disclosure Schedule, the “Material Contracts”). Except as set forth in Section 4.18 of the Disclosure Schedule, the Company is not party to any Contract with Clean Coal Solutions Services, LLC.

(b) Neither the Company nor any of its Subsidiaries has breached or defaulted under, nor is there any written claim or threat that the Company or any of its Subsidiaries has breached or defaulted under, any term or condition of any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement of and enforceable against the Company or its Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto, and, to the Company’s Knowledge, no other party to any such Material Contract is in default under such Material Contract. To the Company’s Knowledge, there are no circumstances that are reasonably likely to occur that could reasonably be expected to adversely affect the Company’s or its Subsidiaries’ ability to perform their obligations under any Material Contract. The Company has delivered to the Investor and the Investor’s legal counsel true, correct, and complete copies of all Material Contracts (together with all amendments, modifications, and supplements thereto), and no Material Contract has been rescinded or terminated by the Company or the applicable Subsidiary of the Company.

(c) Each Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (excluding its Subsidiaries), on the other hand, was entered into in the ordinary course of business, is consistent with the past practice of the Company, and is on an arm’s-length basis.

4.19 Labor Agreements and Actions; Employees.

(a) Neither the Company nor any of its Subsidiaries is bound by or subject to (and none of their assets or properties are bound by or subject to) any written or oral, express or implied, Contract with any labor union, works council, or other employee representative, and no such organization has requested or, to the Company’s Knowledge, has sought to represent any of the employees, representatives, or agents of the Company or its Subsidiaries. There is no strike or other labor dispute involving the Company or its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor to the Company’s Knowledge is there any labor organization activity involving its employees. To the Company’s Knowledge, no officer or key employee, or any group of key employees, intends to terminate his, her, or their employment with the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company or its Subsidiaries without cause. The Company and its Subsidiaries have materially complied with, and are in material compliance with, all applicable state and federal equal employment opportunity laws and other laws related to employment, including all Legal Requirements relating to labor and employment practices, terms and conditions of employment, employee classification, overtime pay, non-discrimination, wages and hours, employee leave, recordkeeping, payroll documents, immigration, occupational health and safety, collective bargaining, and the payment of employment-related Taxes, and to the Company’s Knowledge, no such notice, communication, or allegation has been threatened. Except as set forth on Section 4.19(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any currently effective employment or consultancy, severance, retention, or change-in-control Contract.

(b) Except to the extent accrued as a current liability on the Unaudited Interim Financial Statements, all wages, bonuses, and other compensation due and payable as of the Closing to employees and contractors of the Company and its Subsidiaries have been paid in full to such employees and contractors prior to or as of Closing.

(c) Neither the Company nor any of its Subsidiaries is subject to any Order with or relating to any present or former employee, employee representative, or any Governmental Body relating to claims of discrimination or other claims in respect of employment practices and policies. No Governmental Body has issued an Order with respect to the labor and employment practices (including practices relating to discrimination and wage payments) of the Company or its Subsidiaries.

4.20 Environmental Matters. Except as set forth in Section 4.20 of the Disclosure Schedule:

(a) The business of the Company and its Subsidiaries and the Leased Real Property, and the operations of the Company and its Subsidiaries with respect to the foregoing, are and have at all times been in compliance with all Environmental Laws. The Facilities have been owned and operated in compliance with all Environmental Laws, and the Facilities are capable of operating in compliance with all Environmental Laws, as such Environmental Laws exist or are in effect as of the date of the Closing, without material modification or capital investment.

(b) All Environmental Permits required under Environmental Laws in connection with the business of the Company and its Subsidiaries and the Leased Real Property, and the operations of the Company and its Subsidiaries with respect to the foregoing, have been obtained, and are currently in full force and effect, and there are no conditions under which any such existing Environmental Permit could be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit could reasonably be expected to be protested or denied. The Company and its Subsidiaries have, or the applicable utility has, obtained, maintained, and complied in all material respects with the terms of all Governmental Authorizations required in connection with the ownership, operation, and maintenance of the Facilities.

(c) The business of the Company and its Subsidiaries and the Leased Real Property, and the operations of the Company and its Subsidiaries with respect to the foregoing, are not subject to any pending or, to the Company’s Knowledge, threatened Environmental Claims, nor has the Company or any of its Subsidiaries received any notice of violation, noncompliance, or enforcement that is currently pending. No Hazardous Substances exist in or on the Facilities, except as set forth in Section 4.20(c) of the Disclosure Schedule. No Hazardous Substances have been generated by, or released or discharged from, the Facilities at the Existing Sites where such release or discharge could reasonably be expected to result in a Claim or Proceeding pursuant to Environmental Laws.

(d) There has been no Release or threatened Release of Hazardous Substances at, on, under, or from any of the Leased Real Property, or in connection with the business of the Company or its Subsidiaries, in each case in violation of Environmental Laws or in a manner that would reasonably be expected to give rise to any liability under Environmental Laws, and there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Substances required under any Environmental Laws with respect to the Leased Real Property or the operations of the Company or its Subsidiaries. To the Company’s Knowledge, there are no Hazardous Substances at the Existing Sites whose presence or existence is attributable to the Company’s or its Subsidiaries’ ownership, operation or maintenance thereof that would reasonably be expected to adversely affect the continued operation of the Facilities at the Existing Sites. Any chemical additives in the Facilities as of the date hereof and any chemical additives currently used or proposed to be used by the Company or its Subsidiaries do not contain Hazardous Substances in quantities that require special Governmental Authorizations, handling, or reporting.

(e) Neither the Company nor any of its Subsidiaries has received any written notice asserting any alleged liability or obligation under any applicable Environmental Law with respect to the Release or threatened Release of any Hazardous Substances generated by the Company or its Subsidiaries at any location offsite of the Leased Real Property, and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such notice. There are no existing or, to the Company’s Knowledge, threatened Proceedings, and neither the Company nor any of its Subsidiaries has received any Claim relating to violations of, or Environmental Losses under, Environmental Laws or to the presence, release, or discharge of any Hazardous Substances, in each case with respect to the Facilities or to the ownership, operation, or maintenance thereof. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body or any other Person alleging any violation of any Environmental Laws with respect to the ownership, operation, or maintenance of the Facilities.

(f) The Company has provided to the Investor true, correct, and complete copies of all internal and external environmental audits and studies and all correspondence on substantial environmental matters, in each case in the Company’s possession or control relating to the Leased Real Property or the business of the Company.

(g) To the Company’s Knowledge, there has been no exposure of any person or property to any Hazardous Substances as a result of or in connection with the operations of the Company or its Subsidiaries that could form the basis for an Environmental Claim or any other claim for damages or compensation.

4.21 Related Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule, within the last three years, neither the Company nor any of its Subsidiaries nor any Related Party (a) has or has had, either directly or indirectly, an interest or security (or any right to acquire any interest or security) in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company or any of its Subsidiaries, or (ii) purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (b) has loaned money to or borrowed money from the Company or any of its Subsidiaries.

4.22 Insurance. Section 4.22 of the Disclosure Schedule sets forth a true, correct, and complete list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen’s compensation, health, and other forms of insurance presently in effect with respect to the Company’s or its Subsidiaries’ properties, assets, operations, and businesses, true, correct, and complete copies of binders and/or policies which have been delivered to the Investor and the Investor’s legal counsel. All such policies are valid, outstanding, and enforceable policies and provide insurance coverage for the properties, assets, operations, and businesses of the Company and its Subsidiaries of the kinds, in the amounts, and against the risks required to comply with applicable Legal Requirements. Such policies are sufficient to protect the properties, assets, operations, and businesses of the Company and its Subsidiaries against the risks of the sort normally insured by similar businesses. Neither the Company nor its Subsidiaries have been refused any insurance with respect to any property or asset or any aspect of their operations or business, and their coverage has not been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance. No written notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company and its Subsidiaries have been conducted in a manner so as to conform to all applicable material provisions of such insurance policies.

4.23 Payments; Foreign Corrupt Practices Act; U.S. Export and Sanctions Laws. Without limiting any provision of this Agreement (including the provisions of Section 4.12):

(a) Neither the Company nor any of its Subsidiaries nor any manager, member, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in any manner related to the business of the Company or any of its Subsidiaries, directly or indirectly (i) paid or delivered or agreed to pay or deliver any fee, commission, or other sum of money or item of property, however characterized, to any Person, government official, or other party that is illegal or improper under any Legal Requirement, (ii) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (iii) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (iv) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback, or transfer of value to any other Person.

(b) The Company and each of its Subsidiaries has complied and is currently in compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including without limitation the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing:

(i) Neither the Company nor any of its Subsidiaries has made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, Sudan, Syria, or Burma (Myanmar); and

(ii) With regard to any business conducted in or involving Cuba, Iran, Sudan, or Syria, neither the Company nor any of its Subsidiaries has exported any equipment to any of those countries or used any equipment in any of those countries (A) that was bought from the United States, (B) that was manufactured in the United States, or (C) that contains greater than 10% United States origin parts or components.

4.24 No Brokers; No Finder’s Fees. The Company has no Contract with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement that would obligate the Company for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

4.25 Investment Company. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 and the rules and regulations under the Investment Company Act of 1940 and is not deemed to be an “investment company” for purposes of Section 12(d)(1) of the Investment Company Act of 1940.

4.26 Section 45 Credit.

(a) No grants described in Section 45(b)(3)(A)(i) of the Code have been provided by the United States, a state, or a political subdivision of a state for use in connection with any project (within the meaning of Section 45 of the Code) under development or to be developed by the Company or its Subsidiaries.

(b) No proceeds of any issue of a state or local government obligation described in Section 45(b)(3)(A)(ii) of the Code have or will be used to provide financing for any project (within the meaning of Section 45 of the Code) under development or to be developed by the Company or its Subsidiaries.

(c) No subsidized energy financing (within the meaning of Section 45(b)(3)(A)(iii) of the Code) has been or will be provided in connection with any project (within the meaning of Section 45 of the Code) under development or to be developed by the Company or its Subsidiaries.

(d) No federal “energy credit” has been or is allowed or allowable with respect to all or part of any project within the meaning of Section 45 of the Code under development or to be developed by the Company or its Subsidiaries.

4.27 Disclosure. The Company has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Securities. Neither the Transaction Agreements nor any other statements or certificates made or delivered by the Company in connection with the Transaction Agreements contain any untrue statement of a material fact or omit a material fact necessary to make the statements in the Transaction Agreements not misleading. To the Company’s Knowledge, there is no information or fact that has or is reasonably likely to have a Material Adverse Effect that has not been disclosed to the Investor in this Agreement.

Section 5. REPRESENTATIONS, WARRANTIES, AND CERTAIN AGREEMENTS OF THE INVESTOR. The Investor hereby represents and warrants to the Company as of immediately prior to Closing, and agrees with the Company, as follows:

5.1 Organization, Good Standing, and Qualification. The Investor has been duly formed and organized as a corporation, and is validly existing and in good standing, under the laws of the State of Delaware. The Investor has all requisite corporate power and authority to use its name, to own and operate its properties and assets, and to carry on its business as currently conducted and as presently proposed to be conducted.

5.2 Authority; Non-contravention.

(a) The Investor has the requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party, to consummate the transactions contemplated thereby, and to comply with the provisions of such Transaction Agreements. The Investor’s execution, delivery, and performance of the Transaction Agreements to which it is a party, the consummation by the Investor of the transactions contemplated thereby, and the compliance by the Investor with the provisions of such Transaction Agreements have been duly authorized by all necessary corporate action on the part of the Investor, and no other corporate proceedings on the part of the Investor are necessary to authorize such Transaction Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution, and delivery by the Company, constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) as may be limited by the effect of rules of law governing the availability of equitable remedies.

(b) The execution and delivery of the Transaction Agreements to which it is a party, the consummation of the transactions contemplated thereby, and the compliance by the Investor with the provisions of such Transaction Agreements do not and will not conflict with, or result in any violation or breach of (i) the Investor’s certificate of incorporation or bylaws, each as amended to date, or (ii) any Legal Requirement or Order, in each case applicable to the Investor or any of its properties or assets, other than in the case of clause (ii), any such conflicts, violations, or breaches that individually or in the aggregate has not had and would not reasonably be expected to (A) effect the Investor in a material and adverse manner, (B) impair in any material respect the ability of the Investor to perform its obligations under the Transaction Agreements to which it is a party, or (C) prevent or materially impede, interfere with, hinder, or delay the consummation of any of the transactions contemplated by the Transaction Agreements to which the Investor is a party.

5.3 Purchase for Own Account. The Investor is purchasing the Securities for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of such Securities in violation of any federal or state securities laws.

5.4 Exempt Offering. The Investor acknowledges that the Securities have not been registered under the Securities Act or any state or foreign securities laws and are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the representations and warranties of the Investor set forth in this Section 5.

5.5 Investment Experience; Investigation. The Investor acknowledges that acquisition of the Securities is a speculative investment which involves a substantial degree of risk of loss of the Investor’s entire investment in the Securities. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Securities, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of an investment in the Securities. Investor acknowledges that it has had adequate access to Company management, has had the opportunity to ask questions and receive answers from Company management, and has been provided will all documentation and information requested from the Company in connection with its decision to make an investment in the Securities.

5.6 Accredited Investor Status. The Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

5.7 Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. The Investor is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed by Rule 144 under the Securities Act and by the Securities Act. The Investor understands that the Company is under no obligation to register any of the Securities sold under this Agreement.

5.8 Further Limitations on Disposition. Without in any way limiting the representations and warranties of the Investor set forth above in this Section 5, the Investor shall not make any disposition of all or any portion of the Securities unless and until it has complied with all requirements related to disposition of the Securities under the Restated Operating Agreement and:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) the Investor has first notified the Company of the proposed disposition and has furnished the Company with a statement of the circumstances surrounding the proposed disposition.

Notwithstanding the provisions of Section 5.8(a) and Section 5.8(b) above, no such registration statement shall be required for: (a) any transfer of any Securities in compliance with Rule 144 or Rule 144A under the Securities Act (it being agreed that the Company shall have the right to receive evidence satisfactory to it regarding compliance with such rule or any successor or analogous rule prior to the registration of any such transfer) or (b) any transfer of any Securities to an Affiliate of the Investor (including any deemed transfer by reason of a change of control of the Investor or its Affiliates) in compliance with the terms of the Restated Operating Agreement; provided, that the transferee shall, prior to giving effect to such transfer, agree in writing to be subject to the terms of this Section 5 to the same extent as if the transferee were the Investor under this Agreement.

5.9 Legends. The certificates evidencing the Securities, if any, shall bear the legends set forth below (in addition to any legend required under applicable state securities laws):

(a) “THE UNITS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON             ,            , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED, MODIFIED AND/OR RESTATED FROM TIME TO TIME, OF CLEAN COAL SOLUTIONS, LLC (THE “COMPANY”), BY AND AMONG THE COMPANY AND ITS MEMBERS (THE “LLC AGREEMENT”), A COPY OF WHICH SHALL BE FURNISHED BY THE COMPANY UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

(b) Any other legends required by federal or state securities laws applicable to the Investor.

The Company shall remove the portion of the legend set forth in Section 5.9(a) relating to restrictions under the Securities Act and state securities laws from any certificate evidencing the Securities upon delivery to the Company of an opinion of counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer shall not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Securities.

5.10 No Brokers; No Finder’s Fees. The Investor has no Contract with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement that would obligate the Investor for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

Section 6. CONDITIONS TO THE INVESTOR’S OBLIGATIONS AT CLOSING. The obligations of the Investor under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which will not be effective against the Investor unless such waiver is given by the Investor in writing to the Company:

6.1 Representations and Warranties. Each of the representations and warranties of the Company set forth in Section 4 shall be true, correct, and complete on and as of the Closing.

6.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

6.3 Consents and Waivers. The Company shall have obtained each Governmental Authorization and each approval, consent, ratification, waiver, or other appropriate authorization from each Person necessary or appropriate (under Contracts to which the Company or its Subsidiaries are a party or otherwise) for the consummation of the transactions contemplated by the Transaction Agreements, and the same shall be effective as of the date of the Closing.

6.4 Securities Exemptions. The offer and sale of the Securities to the Investor shall be exempt from the registration requirements of the Securities Act and the registration or qualification requirements of all other applicable state securities laws.

6.5 Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident to such proceedings, shall be reasonably satisfactory in form and substance to the Investor and its legal counsel, and the Investor shall have received all such counterparts of such documents as the Investor or its legal counsel may reasonably request. Such documents shall include the following:

(a) A copy of the Company’s articles of organization, as amended to date, and the Existing Operating Agreement, in each case certified by a manager of the Company as true, correct, and complete executed copies of such articles of organization and the Existing Operating Agreement.

(b) A copy of the resolutions adopted by the Company’s managers and members by which the Company’s managers and members approved the issuance and sale of the Securities to the Investor, the Company’s execution and delivery of the Transaction Agreements, and the other transactions contemplated by this Agreement.

6.6 Opinion of Company’s Counsel. The Investor shall have received an opinion dated the date of the Closing of Hogan Lovells US LLP, counsel to the Company, addressed to the Investor and substantially in the form attached to this Agreement as Exhibit D.

6.7 Restated Operating Agreement. The Company, the Investor, and each of the other members of the Company shall have executed and delivered the Restated Operating Agreement.

6.8 Exclusive Right to Lease. The Investor and the Company shall have executed and delivered the Exclusive Right to Lease, and the Exclusive Right to Lease shall be in full force and effect.

6.9 Guarantees. Each of ADA and NexGen shall have executed and delivered to the Investor a Guarantee, and each such Guarantee shall be in full force and effect.

6.10 Legal Investment. At the time of the Closing, the purchase and sale of the Securities shall be legally permitted by all Legal Requirements to which the Investor and the Company are subject.

6.11 Due Diligence. The Company shall have provided the Investor access to such information as the Investor reasonably requested in connection with its legal, Tax, and financial due diligence review and the Investor shall have concluded its legal, Tax, and financial due diligence review of the Company to the Investor’s complete satisfaction.

Section 7. CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING. The obligations of the Company under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions, the waiver of which will not be effective against the Company unless such waiver is given by the Company in writing to the Investor:

7.1 Representations and Warranties. Each of the representations and warranties of the Investor set forth in Section 5 shall be true, correct, and complete on and as of the Closing (except for such representations and warranties made as of a certain date, which shall be true and correct as of such date as though made on and as of such date).

7.2 Performance. The Investor shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing.

7.3 Consents and Waivers. The Company shall have obtained each Governmental Authorization and each approval, consent, ratification, waiver, or other appropriate authorization from each Person necessary or appropriate (under Contracts to which the Company or its Subsidiaries are a party or otherwise) for the consummation of the transactions contemplated by the Transaction Agreements, and the same shall be effective as of the date of the Closing.

7.4 Securities Exemptions. The offer and sale of the Securities to the Investor shall be exempt from the registration requirements of the Securities Act and the registration or qualification requirements of all other applicable state securities laws.

7.5 Restated Operating Agreement. The Company, the Investor, and each of the other members of the Company shall have executed and delivered the Restated Operating Agreement.

7.6 Legal Investment. At the time of the Closing, the purchase and sale of the Securities shall be legally permitted by all Legal Requirements to which the Investor and the Company are subject.

Section 8. INDEMNIFICATION; COVENANTS AND ADDITIONAL AGREEMENTS.

8.1 Indemnification.

(a) Indemnification by the Company. Subject to the terms and conditions of this Section 8.1, the Company shall defend and hold harmless the Investor and its Affiliates and each of their respective officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Investor Indemnified Parties” and each, an “Investor Indemnified Party”) against and from all Losses suffered, sustained or incurred by any Investor Indemnified Party, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise directly or indirectly relating to, as a result of or arising out of:

(i) any inaccuracy in or breach of any representation and warranty made by the Company in this Agreement (other than Company Statutory Representations and Warranties and Company Fundamental Representations and Warranties) or the Exclusive Right to Lease;

(ii) any inaccuracy in or breach of any Company Statutory Representations and Warranties;

(iii) any inaccuracy in or breach of any Company Fundamental Representations and Warranties; or

(iv) any breach of, or failure by, the Company to comply with any covenant or obligation under this Agreement or the Exclusive Right to Lease to be performed by the Company or its Affiliates.

(b) Indemnification by the Investor. Subject to the terms and conditions of this Section 8.1, the Investor shall indemnify, defend and hold harmless the Company, its Affiliates and their respective officers, directors, employees, agents, equity holders or the successors and assigns of the foregoing (collectively, the “Company Indemnified Parties” and each a “Company Indemnified Party”) against and from all Losses suffered, sustained or incurred by any Company Indemnified Party, whether in respect of Third Party Claims, claims between the parties hereto, or otherwise directly or indirectly relating to, as a result of or arising out of:

(i) any inaccuracy in or breach of any representation and warranty made by the Investor in this Agreement (other than Investor Fundamental Representations and Warranties) or the Exclusive Right to Lease;

(ii) any inaccuracy in or breach of any Investor Fundamental Representations and Warranties; or

(iii) any breach of, or failure by, the Investor to comply with any covenant or obligation under this Agreement or the Exclusive Right to Lease to be performed by the Investor or its Affiliates.

(c) Certain Indemnification Limitations; Mitigation and Related Matters.

(i) Other than with respect to breaches of Company Fundamental Representations and Warranties, the Investor Indemnified Parties shall not be entitled to recover under Section 8.1(a) until the total amount of Losses which the Investor Indemnified Parties would recover under this Section 8.1 exceeds an aggregate amount equal to $500,000 (the “Deductible”), in which case the Investor Indemnified Parties shall be entitled to recover all Losses in excess of the Deductible (subject to Section 8.1(c)(iii)). All materiality qualifications contained in the Company’s representations and warranties made in Section 4 of this Agreement or in the Exclusive Right to Lease, including the term “Material Adverse Effect”, shall be taken into account under this Section 8 solely for purposes of determining whether a breach or violation has occurred for which an indemnity obligation exists. Without limiting the generality of the foregoing, all such qualifications shall be ignored and not given effect for purposes of determining whether the Deductible threshold set forth in this Section 8.1(c)(i) has been surpassed, or the amount of any Damages resulting from any such breach or violations, after it has been determined that a breach or violation has occurred.

(ii) Other than with respect to breaches of Investor Fundamental Representations and Warranties, the Company Indemnified Parties shall not be entitled to recover under Sections 8.1(b) until the total amount of Losses which the Company Indemnified Parties would recover under this Section 8.1 exceeds an aggregate amount equal to the Deductible, in which case the Company Indemnified Parties shall be entitled to recover all Damages in excess of the Deductible (subject to Section 8.1(c)(iv)).

(iii) The aggregate amount of indemnification that the Investor Indemnified Parties may receive to satisfy all claims under Section 8.1(a) shall be the Purchase Price. In no event shall any Investor Indemnified Party be entitled to recover any Losses pursuant to this Section 8.1 in excess of the Purchase Price.

(iv) The aggregate amount of indemnification that the Company Indemnified Parties may receive to satisfy all claims under Section 8.1(b) shall be the Purchase Price. In no event shall any Company Indemnified Party be entitled to recover any Losses pursuant to this Section 8.1 in excess of the Purchase Price.

(v) The Investor and the Company agree that in the event of any breach giving rise to an indemnification obligation under this Section 8.1, the Indemnitee, at the sole cost and expense of the Indemnitor, shall and shall cause its Affiliates to reasonably cooperate with the Indemnitor and to take all reasonable measures, requested by such Indemnitor or otherwise, to mitigate the consequences of the related breach.

(vi) The Indemnitee shall, at the expense of the Indemnitor, use its commercially reasonable efforts to pursue recovery against third parties, under insurance policies or from collateral sources. In the event any amounts recovered from any third party or under such insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Section 8.1, then the amount of such subsequent recovery shall be applied first, to reimburse the Indemnitee for its out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended in pursuing such recovery, and second, refund any payments made by the Indemnitor which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Indemnitee.

(vii) The Indemnitor shall be subrogated to the rights of the Indemnitee in respect of any insurance relating to the Losses to the extent of any indemnification payments made hereunder. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(d) Notice and Procedures. In the event that any Actions are instituted by a third party or any claim or demand is asserted or threatened against or sought to be collected from a Person who is seeking indemnity under any provision of this Agreement (the “Indemnitee”) by a third party, in each case for which the party from whom indemnity is sought (the “Indemnitor”) may have liability to any Indemnitee hereunder (a “Third Party Claim”), such Indemnitee shall promptly, but in no event more than fifteen (15) days, following such Indemnitee’s receipt of a Third Party Claim, notify the Indemnitor in writing and in reasonable detail, to the extent available, of such Third Party Claim (a “Claim Notice”). The Indemnitor shall have thirty (30) days (or such lesser number of days as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee that it desires to defend the Indemnitee against such Third Party Claim. The Claim Notice shall (i) state that the Indemnitee has incurred, or reasonably and in good faith expects to incur, Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement; and (ii) specify in reasonable detail, to the extent available, the nature of such Third Party Claim and an estimate of the amount of the applicable Losses (if reasonably practicable) to which such Indemnitee reasonably and in good faith believes it may be entitled to hereunder. Thereafter, the Indemnitee shall deliver to the Indemnitor, promptly following the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers and excluding all internally prepared documents or documents prepared by counsel or other representatives of Indemnitee) received by the Indemnitee relating to the Third Party Claim.

(e) Defense of Third Party Claims by Indemnitor. In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it desires to defend the Indemnitee against a Third Party Claim, (i) the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense, (ii) the Indemnitor shall use its commercially reasonable efforts to defend diligently such Third Party Claim, (iii) the Indemnitee, prior to the period in which the Indemnitor assumes the defense of such matter, shall take all reasonable actions to preserve any and all rights with respect to such matter, without such actions being construed as a waiver of the Indemnitee’s rights to defense and indemnification pursuant to this Agreement, and (iv) the Indemnitor shall be deemed to have agreed that it shall indemnify the Indemnitee for all Damages resulting from such Third Party Claim pursuant to and subject to the conditions of this Section 8.1. Once the Indemnitor has duly assumed the defense of a Third Party Claim, the Indemnitee shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnitee shall participate in any such defense at its expense and shall cooperate in the defense or prosecution of such Third Party Claim; provided, however, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnitor if, in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees in connection with any Third Party Claim.

(f) Defense of Third Party Claims by Indemnitee. Notwithstanding anything in Section 8.1(e) to the contrary, if a Third Party Claim seeks relief that would result in the imposition of a consent order, injunction or decree, in any case that would materially restrict the future activity or conduct of the Indemnitee or any of its Affiliates, then the Indemnitee shall be entitled to contest and defend, and subject to Section 8.1(h), compromise and settle such Third Party Claim in the first instance; provided that if the Indemnitee does not contest, defend, compromise or settle such Third Party Claim, the Indemnitor shall then have the right to contest and defend, and subject to Section 8.1(h), settle or compromise such Third Party Claim. If the Indemnitee has duly assumed the defense of a Third Party Claim, the Indemnitor shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing (at the expense of the Indemnitor). If the Indemnitor (i) does not elect to defend the Indemnitee against a Third Party Claim, whether by not giving the Indemnitee timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take commercially reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days (or such lesser number of days as may be required by court proceeding in the event of a litigated matter) after receiving written notice from the Indemnitee to the effect that the Indemnitor has so failed, the Indemnitee shall have the right but not the obligation to assume such defense and shall have the sole power to direct and control such defense, with counsel of its choosing, at the expense of the Indemnitor.

(g) Cooperation. The Indemnitee and the Indemnitor shall cooperate in the conduct of the defense of a Third Party Claim, including by retaining records and information that are reasonably relevant to such Third Party Claim and providing reasonable access to each other’s relevant business records and other documents, and employees. The Indemnitee and the Indemnitor shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(h) Settlement of Third Party Claims. The Indemnitor shall not, without the prior written consent of the Indemnitee, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim. Whether or not the Indemnitor assumes the defense of a Third Party Claim, the Indemnitee shall not, without the prior written consent of the Indemnitor, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim.

(i) Direct Claims. In the event any Indemnitee has a claim against any Indemnitor that does not involve, or no longer involves, a Third Party Claim, the Indemnitee shall deliver a notice of such claim (a “Direct Claim Notice”) and the amount of the applicable Losses or an estimate of the amount of the applicable Losses (if reasonably practicable) with reasonable promptness to the Indemnitor. If the Indemnitor notifies the Indemnitee that it does not dispute the claim described in such notice or fails to notify the Indemnitee, within thirty (30) days after delivery of such notice by the Indemnitee whether the Indemnitor disputes the claim described in such notice, the Losses in the amount specified in the Indemnitee’s notice will be conclusively deemed a liability of the Indemnitor and the Indemnitee shall be entitled to recover the amount of such Losses from the Indemnitor in accordance with the terms and conditions of this Section 8.1. If the Indemnitor has timely disputed its liability with respect to such claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and the Indemnitor shall not be obligated to make any payment with respect to such claim until such claim has been so resolved by the Indemnitor and the Indemnitee or has been determined in favor of the Indemnitee by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).

(j) Treatment of Payments. Any indemnification payments made by the Company under this Section 8.1 to the Investor, other than indemnification payments made by the Company to reimburse the Investor in respect of payments made by any Investor Indemnified Party in respect of Third Party Claims and any reasonable related costs and expenses thereto, shall reduce the Unrecovered Investment Balance in accordance with Section 4.5(d)(v) of the Restated Operating Agreement.

8.2 Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations, warranties, covenants, and other agreements of the Company and the Investor set forth in or made in connection with this Agreement, and the indemnification obligations of the parties with respect thereto, shall survive the execution and delivery of this Agreement and the Closing as follows:

(i) with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 (the “Company Fundamental Representations and Warranties”) and in Sections 5.1 and 5.2 (the “Investor Fundamental Representations and Warranties”), such representations and warranties shall survive indefinitely;

(ii) with respect to the representations and warranties set forth in Sections 4.16, 4.17, 4.20 and 4.26 (the “Company Statutory Representations and Warranties”), 90 days following expiration of the relevant statute of limitations period;

(iii) with respect to all other representations and warranties contained in Sections 4 and 5 and not addressed in (i) or (ii) above, three years following the Closing;

(iv) with respect to the obligations set forth in Section 9.2, indefinitely; and

(v) the covenants, agreements and other obligations contained in this Agreement, and the indemnification obligations of the parties with respect thereto, shall survive until performed in accordance with their terms or become no longer applicable.

(b) No Indemnitor shall be liable for any Damages with respect to the matters set forth in Section 8.1 unless a claim is timely asserted prior to the expiration of the survival period specified in this Section 8.2; provided, however, if a notice of a claim is timely given prior to the expiration of the survival period specified in this Section 8.2 then such indemnification obligation shall continue to survive past expiration of such survival period until such claim has been satisfied or otherwise resolved as provided in Section 8.1.

8.3 Use of Proceeds. The Investor acknowledges that the Company intends to distribute all proceeds from the issuance and sale of the Securities to the Company’s members (as of immediately prior to the Closing) in accordance with the Restated Operating Agreement.

8.4 Other Agreements and Covenants.

(a) The Company shall not, without the prior written consent of the Investor, (i) use in advertising, publicity, or otherwise the name of the Investor, Goldman, Sachs & Co., or any or their Affiliates, or any partner or employee of any of them, nor any trade name, trademark, trade device, service mark, symbol, or any abbreviation, contraction, or simulation thereof owned by the Investor, Goldman, Sachs & Co., or any of their Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by the Investor, Goldman, Sachs & Co., or any of their Affiliates.

(b) The Company hereby grants the Investor, Goldman, Sachs & Co., and their Affiliates permission to use the Company’s name and logo in the Investor’s, Goldman, Sachs & Co.’s, or their Affiliates’ marketing materials. The Investor, Goldman, Sachs & Co., or their Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in the marketing materials in which the Company’s name and logo appear.

8.5 Tax Matters. The Company and its members as of the Closing Date shall be liable for, and shall indemnify, defend, and hold harmless the Investor for, any and all liability for Taxes with respect to the Company, its Subsidiaries, and the ownership or operation of their assets for any taxable period ending on or before the Closing Date and with respect to any taxable period that begins on or before and ends after the Closing Date (“Straddle Period”), for the portion thereof ending at the close of business on the Closing Date. In the case of any Straddle Period, liability for income Taxes relating to the Company, its Subsidiaries, or the ownership or operation of their assets shall be allocated as if all of the books and records relating to the Company, its Subsidiaries, and the ownership and operation of their assets were closed as of the close of business on the Closing Date. In the case of any Straddle Period, the amount of any Taxes other than income Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the applicable period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period. In the case of ad valorem property Taxes, “taxable period” means the period beginning on the assessment date for ad valorem property Taxes through the day before the next assessment date for such Taxes.

Section 9. GENERAL PROVISIONS.

9.1 Disclosure Schedule. Any information set forth in the Disclosure Schedule will be deemed to be disclosed for purposes of Section 4 only to the extent that such information is expressly identified by a specific reference to the subsection of Section 4 to which it applies.

9.2 Confidentiality.

(a) The parties shall maintain the terms of this Agreement in confidence and shall not disclose any information concerning the terms, performance, or administration of this Agreement to any other Person; provided that a party may disclose such information: (i) to any of such party’s Group, (ii) to any prospective member of such party’s Group, (iii) to any actual or prospective purchaser of all or a portion of such party’s interest in either of the Facilities or any facility leased pursuant to the Exclusive Right to Lease, and (iv) to any Person providing or evaluating a proposal to provide financing to the recipient party or any direct or indirect owner of such party; provided in each case that the recipient party shall provide to each Person to which disclosure is made a copy of this Section 9.2 and direct such Person to treat such information confidentially, and the recipient party shall be liable for any breach of the terms of this Section 9.2 by such Persons to which it makes any such disclosure. The foregoing restrictions will not apply (A) to information that is or becomes generally available to the public otherwise than as a result of disclosure by the recipient party, (B) to information that is already in, or subsequently comes into, the recipient party’s possession, provided that the source of such information was not, to the recipient party’s knowledge, obligated to keep such information confidential, (C) to information that is required to be disclosed pursuant to Legal Requirements or stock exchange rules and regulations or is otherwise subject to legal, judicial, regulatory, or self-regulatory requests for information or documents, or (D) subject to Section 9.2(b) below, to the Tax structure or Tax treatment of the transaction.

(b) Each party may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction, provided, however, that any such information is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The Tax structure and Tax treatment of the transaction includes only those facts that may be relevant to understanding the purported or claimed U.S. federal and state income Tax treatment or Tax structure of the transaction and, to eliminate any doubt, therefore specifically does not include information that either reveals or standing alone or in the aggregate with other information so disclosed tends of itself to reveal or allow the recipient of the information to ascertain the identity of any parties involved in any of the transactions contemplated by this Agreement or the documents to be delivered in connection herewith.

(c) If any party is required to disclose any information required by this Section 9.2 to be maintained as confidential in a judicial, administrative, or governmental proceeding, such party shall give the other party at least ten days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any such information in any said proceeding and, in making such disclosure, the party required to disclose the information shall disclose only that portion thereof required to be disclosed and shall cooperate with the other party in the other party’s attempts to seek to preserve the confidentiality thereof, including if such party seeks to obtain protective orders and/or any intervention.

(d) The parties hereto agree that irreparable damage would occur in the event that this Section 9.2 was breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Section 9.2 and to enforce specifically the terms and provisions of this Section 9.2.

9.3 Binding Effect; Third Parties. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party and its successors and permitted assigns (including transferees of any Securities in accordance with applicable law, the terms of this Agreement and the terms of the Restated Operating Agreement), and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as expressly provided in Section 8 or otherwise in this Agreement.

9.4 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY LAW.

EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.5 Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic mail transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.6 Headings; Construction. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this section,” “this subsection,” and words of similar import refer only to the sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine, or neuter genders will be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein will include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

9.7 Notices. All notices, requests, consents, and other communications required or permitted under this Agreement must be in writing and will be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile or electronic mail, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Investor, to:

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Attention: Michael Feldman

Fax: (212) 428-3868

Email address: mfeldman@gs.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: F. B Cochran III

Fax: (713) 615-5368

Email address: fcochran@velaw.com

If to the Company, to:

Clean Coal Solutions, LLC

8100 SouthPark Drive, Unit B

Littleton, CO 80120

Attn: Mark McKinnies

Fax: (303) 734-0330

Email address: markm@adaes.com

With copies (which shall not constitute notice) to:

NexGen Refined Coal, LLC

3300 South Parker Road, Suite 310

Aurora, CO 80014

Attn: Charles S. McNeil, President

Fax: (303) 751-9210

Email address: cmcneil@nexgen-group.com

and

Hogan Lovells US LLP

One Tabor Center, Suite 1500

1200 Seventeenth Street

Denver, CO 80202

Attention: Tyler Harvey

Facsimile No.: (303) 454-2436

E-mail address: tyler.harvey@hoganlovells.com

9.8 Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the parties in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party that has incurred such costs and expenses.

9.9 Amendment, Modification, and Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties. Any failure of any party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

9.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Legal Requirements, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.11 Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof. No modification of this Agreement or waiver of any provision hereof shall be binding unless the modification or waiver shall be in writing and signed by the parties hereto. This Agreement expressly supersedes all prior agreements between the parties relating to the subject matter hereof, including the Term Sheet.

9.12 Further Acts. In addition to the acts recited in this Agreement to be performed by the Company and the Investor, the Company and the Investor agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

9.13 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to a upon any breach or default of the other party under this Agreement shall impair any such right, power, or remedy of the party not in breach or default; nor shall it be construed to be a waiver of any such breach or default or an acquiescence in such breach or default or of any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.14 Assignment. The Investor may not assign all or any part of this Agreement without the prior written consent of the Company, provided the Investor may assign this Agreement to any Affiliate without such prior written consent. The Company may not assign all or any part of this Agreement without the prior written consent of the Investor. The Investor shall immediately notify the Company of any assignment of this Agreement.

9.15 No Commitment for Additional Financing. The Company acknowledges and agrees that the Investor has not made any representation, warranty, covenant,

or agreement to provide or assist the Company in obtaining any financing, investment, or other assistance, other than the purchase of the Securities as set forth in Section 2.2 (but subject to the conditions set forth in Section 6). In addition, the Company acknowledges and agrees that an obligation, commitment, or agreement to provide or assist the Company in obtaining any financing or investment may be created only by a written agreement signed by the Investor and the Company setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment, or other assistance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

CLEAN COAL SOLUTIONS, LLC

By:	/s/ Charles S. McNeil
Name:	Charles S. McNeil
Title:	Manager

GSFS INVESTMENTS I CORP.

By:	/s/ Albert Dombrowski
Name:	Albert Dombrowski
Title:	Authorized Signatory

SIGNATURE PAGE TO

CLASS B UNIT PURCHASE AGREEMENT

CLASS B UNIT PURCHASE AGREEMENT

LIST OF EXHIBITS

Exhibit A	—	Definitions

Exhibit B	—	Restated Operating Agreement

Exhibit C	—	Investor Schedule

Exhibit D	—	Opinion of Company Counsel

Exhibit E	—	Exclusive Right to Lease Agreement

Exhibit F	—	Form of Guarantee

List of Exhibits

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“2010 Balance Sheet” has the meaning set forth in Section 4.6(a).

“Action” means any action, suit, proceeding, claim, arbitration, or investigation.

“ADA” means ADA-ES, Inc., a Colorado corporation.

“AEC-NM” means AEC-NM, LLC, a Colorado limited liability company and a Subsidiary of the Company.

“AEC-TH” means AEC-TH, LLC, a Colorado limited liability company and a Subsidiary of the Company.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means (a) the ownership of 50% or more of the equity interest in a Person or (b) the power, whether by Contract, equity ownership, or otherwise, to direct or cause the direction of the policies or management of a Person. For the purposes of this definition, each of ADA, NexGen, NexGen Investments, LLLP, and Republic Financial Corporation are Affiliates of the Company. For the purposes of this definition, any member of the federal income tax consolidated group of which the Investor is a member is an Affiliate of the Investor.

“Agreement” has the meaning set forth in the preamble hereto.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Claim” means a demand, claim, complaint, cross-demand, cross-claim, counterclaim, cross-complaint, summons, notice of violation, arbitration notice, or other notice, communication, or action pursuant to which a Person (including a Governmental Body) (a) notifies another Person that the first Person has suffered or incurred Losses for which the second Person may be liable or responsible; (b) alleges that such second Person has violated a Legal Requirement or is otherwise liable or responsible for Losses arising under a Legal Requirement; (c) asserts legal, equitable, contractual, or other rights or remedies against such second Person; (d) proposes an adjustment to a Tax Return of such second Person; (e) institutes or commences a Proceeding against such second Person; (f) otherwise makes any demand or claim on such second Person; or (g) threatens to do any of the foregoing.

“Claim Notice” has the meaning set forth in Section 8.1(d).

“Class A Units” has the meaning given to it in the Restated Operating Agreement.

“Class B Units” has the meaning given to it in the Restated Operating Agreement.

“Closing” has the meaning set forth in Section 3.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Benefit Plans” has the meaning set forth in Section 4.16.

“Company Fundamental Representations and Warranties” has the meaning set forth in Section 8.2(a)(i).

“Company Indemnified Party” and “Company Indemnified Parties” have the meanings set forth in Section 8.1(b).

“Company’s Knowledge” means, with respect to any matter in question, the knowledge that any director, manager, or officer of the Company or any of its Subsidiaries after due inquiry and investigation; provided, however, that due inquiry and investigation shall not require the Company or any of its Subsidiaries to conduct environmental sampling.

“Company Statutory Representations and Warranties” has the meaning set forth in Section 8.2(a)(ii).

“Contract” means any written contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, concession, franchise, or license.

“Controlled Entity” means any Subsidiary of the Company or any trade or business (whether or not incorporated) that is under common control or that is treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code.

“Deductible” has the meaning set forth in Section 8.1(c)(i).

“Direct Claim Notice” has the meaning set forth in Section 8.1(i).

“Disclosure Schedule” has the meaning set forth in Section 4.

“Environmental Claim” means any Claim asserted pursuant to any Environmental Law.

“Environmental Laws” means all applicable Legal Requirements and rules of common law pertaining to the protection of the environment, natural resources, workplace health and safety with respect to exposure to Hazardous Substances, the prevention of pollution, or the remediation of contamination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and

Community Right to Know Act and the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Water Pollution Control Act, the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970 (42 U.S.C. § 11001 et seq.), the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.) the Federal Mine Safety and Health Act of 1977 (30 U.S.C. § 801 et seq.), and any similar or analogous statutes, regulations, and decisional law of any Governmental Body, as each of the foregoing have been amended or supplemented, in each case to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Environmental Loss” or “Environmental Losses” means losses, lost Section 45 Credits (but only to the extent such Section 45 Credits relate to Refined Coal actually produced by the Facilities), liabilities, causes of action, assessments, cleanup, removal, remediation, and restoration obligations, judgments, awards, damages, natural resource damages, contribution, costrecovery, and compensation obligations, fines, fees, penalties, and costs and expenses (including litigation costs and reasonable attorneys’ and experts’ fees and expenses).

“Environmental Permit” means any Governmental Authorization required under or issued pursuant to any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Pension Plan” has the meaning set forth in Section 4.16(c).

“Exclusive Right to Lease” means the Exclusive Right to Lease Agreement between the Investor and the Company substantially in the form attached to this Agreement as Exhibit E.

“Existing Operating Agreement” has the meaning set forth in Section 2.1.

“Existing Sites” means the land at the power plants known as the New Madrid Power Plant and the Thomas Hill Energy Center located near Marston, Missouri and Moberly, Missouri, respectively, where the Facilities are presently located.

“Facilities” means the New Madrid Refined Coal Facility and the Thomas Hill Refined Coal Facility.

“Family Member” means any relative or spouse of such person or any relative of such spouse, any one of whom has the same home as such person.

“Financial Statements” has the meaning set forth in Section 4.6(a).

“GAAP” has the meaning set forth in Section 4.6(b).

“Governmental Authorization” means any approval, consent, license, permit, registration, exemption, exception, variance, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government, (c) governmental or quasi governmental authority of any nature (including any governmental agency, branch, department, official, or entity), and any other court or other tribunal, (d) multi-national organization or body, or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” means, with respect to any party to this Agreement, such party and (a) the Affiliates of such party; (b) each guarantor of such party; (c) any other members, shareholders, partners, or other equity owners of such party or any of its Affiliates (other than holders of publicly traded units of such party or of any of its Affiliates, except any such holder that controls such party), and (d) the respective successors, assigns, and Representatives of each Person described in the foregoing clause (a), (b), or (c), but shall in no event include the other parties’ respective Groups.

“Guarantee” means the Guarantee of each of ADA and NexGen in the form attached to this Agreement as Exhibit F.

“Hazardous Substances” means (a) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those or similar terms are defined under any Environmental Laws; (b) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite, and/or actinolite, whether friable or non-friable; (c) polychlorinated biphenyls (“PCBs”), or PCB-containing materials, or fluids; (d) radon; (e) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, or constituent; (f) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, and any natural gas, synthetic gas and any mixtures thereof; and (g) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Body requires environmental investigation, monitoring, or remediation.

“Indemnitee” has the meaning set forth in Section 8.1(d).

“Indemnitor” has the meaning set forth in Section 8.1(d).

“Intellectual Property Rights” has the meaning set forth in Section 4.11(a).

“Investor” has the meaning set forth in the preamble hereto.

“Investor Fundamental Representations and Warranties” has the meaning set forth in Section 8.2(a)(i).

“Investor Indemnified Party” and “Investor Indemnified Parties” have the meanings set forth in Section 8.1(a).

“Leased Real Property” has the meaning set forth in Section 4.15.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multi-national, or other administrative order, constitution, law, decree, rule, ordinance, principle of common law, regulation, statute, or treaty.

“Lien” means any mortgage, pledge, claim, lien, charge, encumbrance, or security interest of any kind or nature whatsoever, but shall not include (i) Liens for taxes arising or incurred in the ordinary course of the Company’s business not yet due or payable or the validity of which are being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves are reflected on the Balance Sheet to the extent required by GAAP, (ii) purchase money liens or liens on property securing the lease of such property, or (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, materialmen’s or other statutory Liens, each arising or incurred in the ordinary course of the Company’s business for sums not yet due and payable and that would not individually or in the aggregate be materially adverse to the affected property or the business of the Person subject to such Lien.

“Losses” means any losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses), but excluding any special, consequential, exemplary or punitive damages, unless such damages are paid by an Indemnitee to a third party in connection with a Third Party Claim.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event, or occurrence that has been, is, or could reasonably be expected to be material and adverse to the (a) condition (financial or other), (b) business, (c) results of operations, (d) assets, (e) liabilities, or (f) operations of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries to consummate the transactions contemplated by this Agreement (it being understood that for purposes of analyzing whether any state of facts, change, effect, condition, development, event, or occurrence constitutes a “Material Adverse Effect” under this definition, the parties agree that (x) the Investor shall be deemed not to have any knowledge of any state of facts, change, effect, condition, development, event, or occurrence, (y) the analysis of materiality shall not be limited to a long-term perspective, and (z) each of the terms contained in (a) through (f) above are intended to be separate and distinct), provided, however, that neither of the following shall be deemed in themselves to constitute, and neither of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) general worldwide or national economic conditions or changes thereto, and (B) changes in economic, regulatory or other conditions that effect the coal or utility industries generally.

“Material Contracts” has the meaning set forth in Section 4.18(a).

“Multiemployer Plan” has the meaning set forth in Section 4.16(d).

“Multiple Employer Plan” has the meaning set forth in Section 4.16(d).

“New Madrid Refined Coal Facility” means the Refined Coal production facility currently located at the New Madrid Power Plant near Marston, Missouri or at any successor location, and used for the production of Refined Coal. For the avoidance of doubt, the “New Madrid Refined Coal Facility” does not include any real property.

“NexGen” means NexGen Refined Coal, LLC, a Wyoming limited liability company.

“Notice Period” has the meaning set forth in Section 8.1(d).

“Order” means any award, decision, decree, judgment, order, writ, ruling, stipulation, subpoena, injunction, legally binding agreement with, or verdict entered, issued, made, or rendered by, any court, administrative agency, or other Governmental Body or by an arbitrator.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, estate, association, trust, Governmental Body, unincorporated organization, or other entity.

“Proceeding” means a judicial, administrative, or arbitral proceeding (including a lawsuit or an investigation by a Governmental Body), commencing with the institution of such proceeding through the issuance, service, or delivery of the applicable Claim or other applicable event.

“Proprietary Assets” has the meaning set forth in Section 4.11(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“Refined Coal” means a liquid, gaseous, or solid fuel produced from coal by the Facilities that produces, upon sale to an Unrelated Person, a Section 45 Credit.

“Related Party” means any member, manager, officer, consultant, or employee of the Company or any of its Subsidiaries, or any Affiliate or Family Member of any of the foregoing.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into or onto the environment.

“Representative” means, with respect to any Person, each manager, director, officer, employee, agent, consultant (including consulting engineers), advisor (including counsel and accountants), and other representative of such Person.

“Restated Operating Agreement” has the meaning set forth in Section 2.1.

“Scheduled Governmental Authorizations” has the meaning set forth in Section 4.12.

“Securities” has the meaning set forth in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Section 45 Credit” means the credit allowed by Section 45 of the Code for the production and sale of refined coal produced from coal.

“Straddle Period” has the meaning set forth in Section 8.5.

“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists. For the avoidance of doubt, Clean Coal Solutions Services, LLC, a Colorado limited liability company, is not, and shall not be considered for any purposes of this Agreement, a Subsidiary of the Company.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any governmental authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated group filing a consolidated U.S. federal income Tax Return or having any liability for Taxes of any Person under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local, or foreign law); and (c) any liability of for the payment of any amounts of the type described in clauses (a) or (b) of this definition as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Term Sheet” means that certain indicative term sheet, dated as of May 4, 2011, by and between the Company and Goldman, Sachs & Co. and the side letter thereto dated May 10, 2011.

“Third Party Claim” has the meaning set forth in Section 8.1(d).

“Thomas Hill Refined Coal Facility” means the Refined Coal production facility currently located at the Thomas Hill Energy Center near Moberly, Missouri or at any successor location, and used for the production of Refined Coal. For the avoidance of doubt, the “Thomas Hill Refined Coal Facility” does not include any real property.

“Transaction Agreements” means this Agreement, the Restated Operating Agreement, the Exclusive Right to Lease, and the Guarantees.

“Unaudited Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Units” (i) when referencing a time prior to the Closing, has the meaning given to it in the Existing Operating Agreement, and (ii) when referencing a time following Closing, has the meaning given to it in the Restated Operating Agreement.

“Unrelated Person” means, with respect to any Person, any other Person that is no related to such Person within the meaning of Section 45(e)(4) of the Code.

EXHIBIT B

RESTATED OPERATING AGREEMENT

Filed as Exhibit 10.33 to this Report on Form 10-Q

EXHIBIT C

INVESTOR SCHEDULE

Investor:	Number of Class B Units	Total Purchase Price
Name: GSFS Investments I Corp. Address: 200 West Street New York, New York 10282	15 15/19	$60,000,000.00
Total	15 15/19	$60,000,000.00

EXHIBIT D

OPINION OF COMPANY COUNSEL

[See Attached]

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com
May 27, 2011

GSFS Investments I Corp.
c/o Goldman Sachs & Co. 200 West Street New York, New York 10282

Re:     Clean Coal Solutions, LLC

Ladies and Gentlemen:

This firm has acted as counsel to Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”), in connection with the Class B Unit Purchase Agreement, dated as of May 27, 2011 (the “Purchase Agreement”), between the Company and GSFS Investments I Corp., a Delaware corporation, and the execution and delivery pursuant thereto of the Second Amended and Restated Operating Agreement of the Company, dated as of May 27, 2011 (the “Operating Agreement”), by and among the Company and its members, and the Exclusive Right to Lease Agreement, dated as of May 27, 2011 (the “Exclusive Right to Lease Agreement,” and collectively with the Purchase Agreement and Operating Agreement, the “Transaction Agreements”), between the Company and GSFS Investments I Corp., a Delaware corporation. This opinion letter is furnished to you pursuant to the requirements set forth in Section 6.6 of the Purchase Agreement in connection with the Closing thereunder on the date hereof. Capitalized terms used herein which are defined in the Purchase Agreement shall have the meanings set forth in the Purchase Agreement, unless otherwise defined herein (including in Schedule 1 attached hereto). Certain other capitalized terms used herein are defined in Schedule 1 attached hereto.

For purposes of this opinion letter, we have examined copies of the documents listed in Schedule 1 attached hereto (the “Documents”).

In our examination of the Transaction Agreements and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

As used in this opinion letter, the phrase “to our knowledge” means the actual knowledge (that is, the conscious awareness of facts or other information) of lawyers currently in the firm who have given substantive legal attention to representation of the Company in connection with the Transaction Agreements.

For purposes of this opinion letter, we have assumed that (i) each party to the Transaction Agreements other than the Company has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Transaction Agreements to which it is a party, and each party to the Transaction Agreements other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Agreements to which it is a party against the Company, (ii) each party to the Transaction Agreements other than the Company has duly authorized, executed and delivered the Transaction Agreements to which it is a party, (iii) each party to the Transaction Agreements is validly existing and in good standing in all necessary jurisdictions (except for the Company in the State of Colorado), (iv) each of the Transaction Agreements constitutes a valid and binding obligation, enforceable against each party to such Transaction Agreement other than the Company in accordance with its terms, (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Transaction Agreements, and the conduct of all parties to the Transaction Agreements has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties to any of the Transaction Agreements, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties to any of the Transaction Agreements, that would, in either case, define, supplement or qualify the terms of any of the Transaction Agreements. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

For purposes of the opinions set forth in paragraphs (e), (f) and (g) below, we have made the further assumption that all orders, judgments, decrees, agreements and contracts would be enforced as written. For purposes of the opinions set forth in paragraphs (e), (f) and (g) below, we have inquired of the Company whether it or any of its subsidiaries is, and the Company Manager’s Certificate certifies that neither the Company nor any of its subsidiaries is, operating under any specific United States federal or state regulatory framework under which it receives licenses or other authorizations or is making filings or registrations with regulatory authorities, other than tax filings, securities law filings, and limited liability company filings under the Colorado Limited Liability Company Act, as amended (the “LLC Act”).

This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinions expressed in paragraphs (a), (b), (c)(i), (d)(i), (e)(i) and (f)(i), the LLC Act, (ii) as to the opinions expressed in paragraphs (d), (f)(ii)-(iv) and (g), subject to the exclusions and limitations set forth in this opinion letter, internal Colorado law (“Applicable Colorado Law”), (iii) as to the opinions expressed in paragraphs (c) and (e)(ii)-(iv), subject to the exclusions and limitations set forth in this opinion letter, internal New York law (“Applicable New York Law”), (iv) as to the opinions expressed in paragraphs (e)(ii), (f)(ii) and (g), subject to the exclusions and limitations set forth in this opinion letter, federal statutes and regulations (“Applicable Federal Law”), and (v) as to the opinions expressed in paragraph (h), the Securities Act of 1933 and the regulations promulgated thereunder.

Based upon, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, we are of the opinion that:

(a) The Company is validly existing as a limited liability company and in good standing as of the date of the Good Standing Certificate under the laws of the State of Colorado.

(b) The Company has the limited liability company power to execute, deliver and perform the Transaction Agreements and to own and operate its current property and to transact its business as described in the Existing Operating Agreement. The execution, delivery and performance by the Company of the Transaction Agreements have been duly authorized by all necessary limited liability company action of the Company.

(c) Each of the Purchase Agreement and the Exclusive Right to Lease Agreement (i) has been duly executed and delivered by the Company and (ii) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d) The Operating Agreement (i) has been duly executed and delivered by the Company and (ii) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(e) The execution, delivery and performance on the date hereof by the Company of the Purchase Agreement and the Exclusive Right to Lease Agreement do not (i) require any approval of its members which has not been obtained, (ii) violate any provision of Applicable Federal Law or any provision of Applicable New York Law, (iii) violate any of the Company Orders, or (iv) breach or constitute a default under the Company Articles, the Existing Operating Agreement or the Credit Facility, or result in the creation of any lien upon any of the properties of the Company pursuant to any such agreement or contract (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination).

(f) The execution, delivery and performance on the date hereof by the Company of the Operating Agreement do not (i) require any approval of its members which has not been obtained, (ii) violate any provision of Applicable Federal Law or any provision of Applicable Colorado Law, (iii) violate any of the Company Orders, or (iv) breach or constitute a default under the Company Articles, the Existing Operating Agreement or the Credit Facility, or result in the creation of any lien upon any of the properties of the Company pursuant to any such agreement or contract (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination).

(g) No approval or consent of, or registration or filing with, any federal governmental agency or Colorado State governmental agency is required to be obtained or made by the Company under Applicable Federal Law or Applicable Colorado Law in connection with the execution, delivery and consummation by the Company of the Transaction Agreements (other than any approvals, consents, registrations, and filings necessary for the Company to continue to conduct its business as currently conducted).

(h) Based upon and assuming the accuracy of the representations and warranties, and assuming compliance with the covenants and agreements, of the Investor and the Company contained in the Purchase Agreement, the offer, sale and delivery of the Units by the Company to the Investor in accordance with the Purchase Agreement are not required to be registered under the Securities Act of 1933; it being understood that no opinion is expressed herein as to any reoffer or resale of the Units subsequent to such offer, sale and delivery thereof by the Company to the Investor.

Based solely upon the Company Manager’s Certificate and a review of this firm’s litigation docket, we are not representing the Company in any pending litigation in which it is a named defendant that challenges the validity or enforceability of, or seeks to enjoin the performance of, the Transaction Agreements.

The opinions expressed in paragraphs (c) and (d) above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions elsewhere set forth in this opinion letter, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations (except to the extent stated in paragraph (h)), antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level. The opinions set forth in paragraphs (c), (d), (e), (f) and (g) above are based upon a review of only those laws and regulations (not otherwise excluded in this letter) that, in our experience, are generally recognized as applicable to transactions of the type contemplated in the Transaction Agreements.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Purchase Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

Very truly yours,

HOGAN LOVELLS US LLP

Schedule 1

1.	Executed copy of the Purchase Agreement.

2.	Executed copy of the Operating Agreement.

3.	Executed copy of the Exclusive Right to Lease Agreement.

4.	The Articles of Organization of the Company with amendments thereto, as certified by the Secretary of State of the State of Colorado on May 18, 2011 and as certified by a manager of the Company on the date hereof as being complete, accurate and in effect (the “Company Articles”).

5.	The Amended and Restated Operating Agreement of the Company, as amended to date, as certified by a manager of the Company on the date hereof as being complete, accurate and in effect (the “Existing Operating Agreement”).

6.	A certificate of good standing of the Company issued by the Secretary of State of the State of Colorado dated May 18, 2011 (the “Good Standing Certificate”).

7.	Certain resolutions of the managers of the Company adopted by unanimous written consent dated as of May 27, 2011, as certified by a manager of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Transaction Agreements and certain arrangements in connection therewith.

8.	Certain resolutions of the members of the Company adopted by unanimous written consent dated as of May 17, 2011 and May 27, 2011, as certified by a manager of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the Transaction Agreements and certain arrangements in connection therewith.

9.	Certain resolutions of the managers of the Company adopted by unanimous written consent dated as of May 17, 2011, as certified by a manager of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, authorization of the enlarement of the size of the board of managers to six persons and approving the appointments of Mark H. McKinnies and W. Randall Dietrich to serve on the board of managers.

10.	Certain resolutions of the managers of the Company adopted by unanimous written consent dated as of May 18, 2011, as certified by a manager of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, approving the Company Incentive Documents, as defined within such consent.

11.	A certificate of a manager of the Company, dated the date hereof, as to certain facts relating to the Company (the “Company Manager’s Certificate”).

12.	Based on the Company Manager’s Certificate, there are no court or administrative orders, judgments and decrees naming the Company (the “Company Orders”).

13.	The Credit Agreement, dated March 30, 2011, between the Company and CoBiz Bank and the related Revolving Promissory Note, dated March 30, 2011, made by the Company in favor of CoBiz Bank, and Pledge Agreement (Closing Date), dated March 30, 2011, between the Company and CoBiz Bank (collectively, the “Credit Facility”).

14.	Hogan Lovells US LLP litigation docket.

15.	Purchase and Sale Agreement, dated as of November 3, 2006 and as amended on October 26, 2009, among ADA-ES, Inc., NexGen Refined Coal, LLC and the Company (the “ADA-NexGen Purchase Agreement”).

EXHIBIT E

EXCLUSIVE RIGHT TO LEASE AGREEMENT

Filed as Exhibit 10.84 to this Report on Form 10-Q

EXHIBIT F

FORM OF GUARANTEE

[See Attached]

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LIMITED GUARANTEE

LIMITED GUARANTEE (this “Guarantee”), dated as of May __, 2011, by [GUARANTOR], a             (the “Guarantor”), in favor of GSFS Investments I Corp., a Delaware corporation (the “Guaranteed Party”). The Guarantor and the Guaranteed Party may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

PRELIMINARY STATEMENTS

A. Guarantor is a member of Clean Coal Solutions, LLC, a Colorado limited liability company (the “Company”).

B. The Company and the Guarantor desire to have the Guaranteed Party enter into certain Transaction Documents (as defined below) with, among others, the Company and/or the Guarantor.

C. The Guaranteed Party is willing to enter into the Transaction Documents with the Company and/or the Guarantor on the condition, among others, that all of the Company’s indemnification obligations under Section 8.1(a) of the Class B Unit Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), between the Company and the Guaranteed Party are guaranteed by the Guarantor, on the terms set forth in this Guarantee.

NOW, THEREFORE, in consideration of the premises and in order to induce the Guaranteed Party to enter into the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

1. Definitions.

1.1 Defined Terms. As used in this Guarantee, (i) the capitalized terms defined in the preamble, preliminary statements and other sections of this Guarantee shall have the respective meanings specified therein; (ii) capitalized terms used but not defined in this Guarantee shall have the meanings given to such terms in the Purchase Agreement; and (iii) the following terms shall have the following meanings:

“Obligations” shall mean solely, without duplication, all of the Company’s obligations to indemnify, defend and hold harmless the Investor Indemnified Parties (under and as defined in the Purchase Agreement) set forth in section 8.1(a) of the Purchase Agreement. The term “Obligations” shall not include any other obligation of the Company, any Affiliate or Subsidiary of the Company or any Member of the Company that may arise under any of the Transaction Documents or otherwise.

“Transaction Documents” shall mean the Purchase Agreement, the Second Amended and Restated Operating Agreement of the Company, dated as of the date hereof, and the Exclusive Right to Lease Agreement, dated as of the date hereof, between the Company and the Guaranteed Party.

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1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be modified by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the provisions hereof and thereof; (b) any reference herein to any “Person” shall mean a natural person, corporation, partnership, limited liability company, joint venture, estate, association, trust, governmental body, unincorporated organization or other entity and shall be construed to include such Person’s successors and permitted assigns; and (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision of this Guarantee. Article and section headings used herein are for convenience of reference only, are not part of this Guarantee and shall not affect the construction of, or be taken into consideration in interpreting, this Guarantee.

2. Guarantee.

2.1 Irrevocable Guarantee.

(a) The Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to the Guaranteed Party and its successors, permitted indorsees, permitted transferees and permitted assigns that, upon written demand of payment made by the Guaranteed Party to the Guarantor, all Obligations will be promptly paid in full, in United States dollars, when due in accordance with the terms of the Purchase Agreement (after giving effect to the rights, limitations and obligations set forth in sections 8.1(c)-(j) and 8.2 of the Purchase Agreement).

(b) If legal action is instituted to enforce the rights of the Guaranteed Party under this Guarantee, the Guarantor agrees to reimburse the Guaranteed Party on written demand for all reasonable attorney’s fees and disbursements and all other reasonable costs and expenses incurred by the Guaranteed Party in successfully enforcing its rights under this Guarantee. Notwithstanding the foregoing, the Guarantor shall have no obligation to pay any such costs or expenses if, in any action or proceeding brought by the Guaranteed Party giving rise to a demand for payment of such costs or expenses, it is finally adjudicated by a court of competent jurisdiction that the Guarantor is not liable to make payment under Section 2.1(a) with respect to the rights of the Guaranteed Party sought to be enforced in such action or proceeding.

(c) Each payment under this Guarantee shall be made in United States dollars. Notwithstanding anything in this Section 2.1, the Guarantor’s liability to guarantee any Obligations shall not exceed the liability of the Company with respect to its Obligations under the terms of the Purchase Agreement; provided, that, notwithstanding the foregoing provisions of this paragraph (c), or any other provisions hereof to the contrary, (i) the Guarantor’s liability for the Obligations shall not be reduced by the amount of any costs and

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expenses recovered or recoverable by the Guaranteed Party under Section 2.1(b), and (ii) if the Company’s liability in respect of the Obligations is reduced due to any defense described in clauses (1) through (3) of the final paragraph of Section 2.3 hereof, the amount of such reduction shall not reduce the Guarantor’s liability for such Obligations hereunder.

2.2 No Subrogation. The Guarantor will not exercise any rights that it may acquire by way of subrogation or a right of contribution from the Company under this Guarantee, by any payment made hereunder or otherwise, until all of the Obligations owing by the Company, if any, shall have been indefeasibly paid in full. If any amount shall be paid to the Guarantor on account of such subrogation or contribution rights at any time when all of the Obligations owing by the Company shall not have been paid in full, such amount shall be held in trust for the benefit of the Guaranteed Party to whom such Obligations are payable and shall forthwith be paid to the Guaranteed Party to be credited and applied to such Obligations, whether matured or unmatured, in accordance with section 8.1 of the Purchase Agreement. If (i) the Guarantor shall make payment to the Guaranteed Party of all or any part of the Obligations and (ii) all of the Obligations shall be indefeasibly paid in full, the Guaranteed Party will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents in form and substance reasonably satisfactory to the Guaranteed Party, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from such payment by the Guarantor.

2.3 No Effect on Guarantee. The obligations of the Guarantor under this Guarantee shall not be altered, limited, impaired or otherwise affected by:

(a) any rescission of any demand for payment of any of the Obligations or any failure by the Guaranteed Party to make any such demand on the Company or any other guarantor or to collect any payments from the Company or any other guarantor or any release of the Company or any other guarantor;

(b) any renewal, extension, modification, amendment, acceleration, compromise, waiver, indulgence, rescission, discharge, surrender or release, in whole or in part, or any assignment or transfer, of the Purchase Agreement or the Obligations or any other instrument or agreement evidencing, relating to, securing or guaranteeing any of the Obligations, or the liability of any party to any of the foregoing or for any part thereof;

(c) any act or omission of the Guaranteed Party relating in any way to the Obligations or to the Company, including any failure to bring an action against any party liable on the Obligations, or any party liable on any other guarantee of the Obligations;

(d) any proceeding, voluntary or involuntary, involving bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Company or any other guarantor or any defense which the Company or any other guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; and

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(e) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that may or might otherwise operate as a discharge of the Guarantor as a matter of law or equity, other than (i) the indefeasible payment in full in United States dollars of all the Obligations, and (ii) as set forth in the next paragraph.

Notwithstanding the foregoing, the Guarantor shall be entitled to assert any defense which the Company may have under the Purchase Agreement to payment of any of its Obligations, other than defenses based upon (i) lack of authority, capacity, legal right or power of the Company to enter into and/or perform its Obligations, (ii) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution or similar proceeding with respect to the Company, or (iii) the nonexistence, invalid formation, dissolution, merger or termination of the Company.

2.4 Continuing Guarantee; Termination. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment when due, and not of collection only, and the obligations of the Guarantor hereunder shall not be conditioned or contingent upon the pursuit by the Guaranteed Party at any time of any right or remedy against the Company or against any other Person which may be or become liable in respect of all or any part of the Obligations.

2.5 Reinstatement of Guarantee. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is avoided, rescinded or must otherwise be restored or returned by the Guaranteed Party to the Company or its representative or to any other guarantor for any reason including as a result of any insolvency, bankruptcy or reorganization proceeding with respect to the Company or the Guarantor, all as though such payment had not been made.

2.6 No Consequential Damages. Notwithstanding anything in this Guarantee to the contrary, under no circumstances shall Guarantor be liable to the Guaranteed Party for special, consequential, exemplary or punitive damages with respect to any breach of this Guarantee, other than the payment of attorneys’ fees as is specifically provided for in this Guarantee.

3. Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants to the Guaranteed Party, as follows:

(a) The Guarantor is a [corporation / limited liability company], validly existing and in good standing under laws of the State of             .

(b) The Guarantor has full power, authority and legal right to execute and deliver this Guarantee and to perform its obligations hereunder.

(c) The execution, delivery and performance of this Guarantee have been duly authorized by all necessary [corporate / limited liability company] action on the part of the Guarantor.

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(d) This Guarantee has been duly executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally or by general principles of equity.

(e) All consents, authorizations, approvals and clearances (including any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant Governmental Bodies having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any Governmental Body having jurisdiction is required for such execution, delivery or performance.

(f) The execution and delivery by the Guarantor of this Guarantee do not and the performance by Guarantor of its obligations hereunder will not, (i) violate or require any filing or notice under any law applicable to Guarantor (other than the filing of this Guarantee with the United States Securities and Exchange Commission under the federal securities laws applicable to U.S. public companies, if applicable), (ii) conflict with or cause a breach of any provision in the [certificate of incorporation / articles of organization], [by-laws / operating agreement] or other organizational document of Guarantor, or (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Guarantor is a party or under which it is bound or to which any of its assets are subject (or result in the imposition of a Lien upon any such assets) except (in the case of this clause (iii)) for any that would not reasonably be expected to have a material adverse effect on Guarantor’s ability to perform its obligations under this Guarantee.

4. Election of Remedies. Each and every right, power and remedy herein given to the Guaranteed Party, or otherwise existing, shall be cumulative and not exclusive, and be in addition to all other rights, powers and remedies now or hereafter granted or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised, from time to time and as often and in such order as may be deemed expedient by the Guaranteed Party.

5. Effect of Delay or Omission to Pursue Remedy. No waiver by the Guaranteed Party of any right, power or remedy, or delay or omission by the Guaranteed Party in the exercise of any right, power or remedy which it may have shall impair any such right, power or remedy or operate as a waiver as to any other right, power or remedy then or thereafter existing. Any waiver given by the Guaranteed Party of any right, power or remedy in any one instance shall only be effective in that specific instance and only for the purpose for which given, and will not be construed as a waiver of any right, power or remedy on any future occasion.

6. Guarantor’s Waivers. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Guarantee or acceptance of this Guarantee; the

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Obligations, and any of them, shall conclusively be deemed to have been created, contracted, incurred, renewed, extended, amended or waived in reliance upon this Guarantee, and all dealings between the Guarantor and the Guaranteed Party shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives presentment, demand (other than demand delivered pursuant to Section 2.1(a) hereof), notice, and protest of all instruments included in or evidencing any of the Obligations and all other demands (other than any demand delivered pursuant to Section 2.1(a) hereof) and notices in connection with the delivery, acceptance, performance, default or enforcement of any such instrument or this Guarantee.

7. Amendment. This Guarantee may not be modified, amended, terminated or revoked, in whole or in part, except by an agreement in writing signed by the Guaranteed Party and the Guarantor. No waiver of any term, covenant or provision of this Guarantee, or consent given hereunder, shall be effective unless given in writing by the Guaranteed Party.

8. Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally; (b) by registered or certified mail with postage prepaid, and return receipt requested; (c) by recognized overnight courier service with charges prepaid; or (d) by confirmed facsimile or electronic mail transmission, directed to the intended recipient as follows:

If to the Guarantor:

[            ]

If to the Guaranteed Party:

GSFS Investments I Corp.

c/o Goldman Sachs & Co.

200 West Street

New York, New York 10282

Attention: Michael Feldman

Fax: (212) 428-3868

Email address: mfeldman@gs.com

Either Guarantor or Guaranteed Party may change the information to which notices and other communications hereunder can be delivered by giving the other party notice in the manner herein set forth. A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt; (ii) the date of signature acknowledging receipt if sent by registered or certified mail, with postage prepaid, and return receipt requested; (iii) the first business day following its deposit with a recognized overnight courier service; or (iv) the business day it is sent by confirmed facsimile or electronic mail transmission (if sent before 5:00 p.m. local time of the receiving party) or the next business day (if sent after 5:00 p.m. local time of the receiving party).

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9. Successors and Assigns. This Guarantee shall be binding upon and shall inure to the benefit of the Guarantor and the Guaranteed Party and their respective successors and permitted assigns. The Guaranteed Party may assign this Guarantee without the prior written consent of the Guarantor to the extent the Guaranteed Party has assigned its interest in the payment of any of the Obligations pursuant to the terms of the Purchase Agreement. Any other assignment of this Guarantee by the Guaranteed Party without the prior written consent of the Guarantor, shall be void ab initio. The Guarantor may not assign this Guarantee without the prior written consent of the Guaranteed Party. Any assignment by the Guarantor without the prior written consent of the Guaranteed Party shall be void ab initio and shall have no effect on the Guaranteed Party’s rights against the Guarantor hereunder.

10. Governing Law; Venue and Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTEE AND CONSENT TO THE SERVICE OF PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO ARISING OUT OF OR RELATING TO THIS GUARANTEE.

11. Severability. If any term or other provision of this Guarantee or of any of the instruments evidencing part or all of the Obligations is invalid, illegal, or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Guarantor and Guaranteed Party shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the Guarantor and Guaranteed Party as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

[Signature page follows]

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IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered on its behalf as of the date first written above.

[GUARANTOR]

By:

Name:

Title: